UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE
14a-101)
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AXALTA COATING SYSTEMS LTD.
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Notice of 2025 Annual General Meeting

of Members and Proxy Statement

Axalta Coating Systems Ltd.

Wednesday, June 4, 2025 at 10:00 a.m., eastern time

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL GENERAL MEETING OF MEMBERS TO BE HELD ON JUNE 4, 2025:

The Notice of Internet Availability of Proxy Materials, Notice of Annual General

Meeting of Members, Proxy Statement and Annual Report are available at

www.proxydocs.com/AXTA

Axalta Coating Systems Ltd. 1050 Constitution Avenue Philadelphia, PA 19112 April 22, 2025

Dear Fellow Axalta Shareholders:

2024 was another strong year for Axalta. We demonstrated our ability to work together, align around our priorities and create value by executing on our 2026 A Plan. Our global team collectively achieved records in both annual net sales and Adjusted EBITDA. We are committed to maintaining this momentum and continuing to drive our strategy to accelerate growth. We believe that we have built the foundation and now can unlock the value of Axalta as we remain committed to innovating smarter surface solutions for better living and a sustainable future.

It is our pleasure to invite you to attend Axalta’s 2025 Annual General Meeting of Members, which will be held in person on June 4, 2025 at 10:00 a.m., eastern time, at our Corporate Headquarters & Global Innovation Center located in Philadelphia, Pennsylvania.

You will find information regarding the matters to be voted upon in the attached Notice of 2025 Annual General Meeting of Members and Proxy Statement. We are sending our shareholders, referred to as “members” under Bermuda law, a notice regarding the availability of this Proxy Statement, our 2024 Annual Report to Members and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials and reduces the impact on the environment and our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the Notice of 2025 Annual General Meeting of Members and Proxy Statement.

Whether or not you are able to join the meeting, it is important that your common shares be represented and voted at the Annual General Meeting. Please follow the voting instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual General Meeting.

Thank you for being a shareholder and for your support of our Company.

Sincerely,

Rakesh Sachdev Non-Executive Board Chair	Chris Villavarayan Chief Executive Officer and President

AXALTA COATING SYSTEMS LTD.

1050 Constitution Avenue

Philadelphia, PA 19112

Notice of 2025 Annual General Meeting of Members

Time and Date: 10:00 a.m., eastern time, on Wednesday, June 4, 2025	Place: Axalta Corporate Headquarters & Global Innovation Center, 1050 Constitution Avenue, Philadelphia, PA 19112, U.S.A.

Who Can Vote:

Only holders of our common shares at the close of business on April 10, 2025, the record date, will be entitled to receive notice of, and to vote at, the Annual General Meeting.

Annual Report:

Our 2024 Annual Report to Members accompanies but is not part of this Proxy Statement.

Proxy Voting:

Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual General Meeting. Promptly voting your shares via the Internet, by telephone or by signing, dating and returning your proxy card or voting instruction form will save the Company the expense and extra effort of additional solicitation. If you wish to vote by mail, for those receiving printed copies of the proxy materials, we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the Annual General Meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting at the Annual General Meeting.

Items of Business:

•	Election of nine directors to serve until the 2026 Annual General Meeting of Members;

•

Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board of Directors of the Company, acting through the Audit Committee, to set the terms and remuneration thereof;

•	Non-binding advisory vote to approve the compensation of our named executive officers; and

•	To transact any other business that may properly come before the Annual General Meeting.

Date of Mailing:

A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about April 22, 2025.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

Alex Tablin-Wolf

Senior Vice President, General Counsel &

Corporate Secretary

April 22, 2025

2025 PROXY STATEMENT i

PROXY SUMMARY

This proxy statement (the “Proxy Statement”) and accompanying proxy materials are being furnished to the members (referred to herein as “shareholders” or “members”) of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company,” “Axalta,” “we,” “our” or “us”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board” or the “Board of Directors”) for use at the 2025 Annual General Meeting of Members and any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2025 Annual General Meeting of Members. This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s 2024 Annual Report (which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2024). For more complete information about these topics, please review the Company’s complete Proxy Statement and 2024 Annual Report. Please also see the Questions and Answers section beginning on page 78 for important information about proxy materials, voting, Company documents and communications.

2025 Annual General Meeting
Date:	Wednesday, June 4, 2025	Place:	Axalta Corporate Headquarters & Global Innovation Center 1050 Constitution Avenue Philadelphia, PA 19112, U.S.A.
Time:	10:00 a.m., eastern time
Record Date:	April 10, 2025

Note Regarding Forward-Looking Statements

Many statements made in this Proxy Statement that are not statements of historical fact, including statements about our beliefs and expectations, are “forward-looking statements” within the meaning of federal securities laws and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan, strategies and capital structure, as well as our previously announced three-year 2024-2026 strategy (the “2026 A Plan”), the global transformation initiative we announced in February 2024 (the “2024 Transformation Initiative”) and related initiatives. These statements often include words such as “potential,” “plan,” “priority,” “expected,” “believe,” “intend,” “intended,” “goal,” “estimate,” “targets,” “projections,” “can,” “committed,” “should,” “could,” “would,” “may,” “will,” “strive,” “designed,” and “strategy,” and the negative of these words or other comparable or similar terminology. We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this Proxy Statement, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, including the tariffs recently imposed by the U.S. Government and any retaliatory actions, geopolitical and technological factors outside of our control, as well as risks related to the execution of, and assumptions underlying, the 2024 Transformation Initiative and the 2026 A Plan, that may cause our business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect our financial results is available in the” Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents that we have filed with, or furnished to, the Securities and Exchange Commission (“SEC”), and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors, including, but not limited to, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

These forward-looking statements should not be construed by you to be exhaustive and are made only as of the date of this Proxy Statement. We undertake no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

2025 PROXY STATEMENT 1

PROXY SUMMARY

Proposals	Board Recommendation

1

Election of nine directors to serve until the 2026 Annual General Meeting of Members

•  The director nominees have a broad set of backgrounds, characteristics and skills relevant to the leadership of the Board and oversight of the Company

•  All of our non-employee directors are independent

See pages 11-20 for more information

FOR ☑

2

Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

•  Independent firm

•  Significant industry, global audit and financial reporting expertise

See pages 38-39 for more information

FOR ☑

3

Non-binding advisory vote to approve the compensation of our named executive officers

•  Strong alignment of executive pay with Company performance

•  Oversight of compensation program by our fully independent Compensation Committee with assistance of its independent compensation consultant

See page 41 for more information

FOR ☑

2 AXALTA COATING SYSTEMS

PROXY SUMMARY

Our Company

Axalta is a leading global manufacturer, marketer and distributor of high-performance coatings systems with more than 150 years of experience in the coatings industry. Axalta serves customers in over 140 countries and has more than 100,000 customers within our four end-markets of Refinish, Industrial, Light Vehicle and Commercial Vehicle.

During 2024, Axalta detailed its plans to create long-term shareholder value by issuing the 2026 A Plan, a three-year strategic framework designed to accelerate performance. The 2026 A Plan sets a number of financial targets for 2026 and focuses on five growth tenets: cultural transformation; operational excellence; optimized portfolio growth strategy; sustainable innovation; and effective capital allocation.

In 2024, we executed against each of our five growth tenets with notable accomplishments in each category:

•	Cultural Transformation

¡	Improved safety of our employees, reducing OSHA total recordable incident rate to 0.30 in 2024 from 0.37 in 2023

¡	Drove accountability and alignment by integrating the ONE Axalta mindset through a single, company-wide bonus plan

¡	Consolidated our corporate headquarters into one location at the Navy Yard in Philadelphia

•	Operational Excellence

¡	Invested $140 million of capital towards growth, productivity and sustainability initiatives

¡	Reduced variable costs by 7% year over year

¡	Successfully executed the initial phase of the 2024 Transformation Initiative with run-rate savings in 2024 exceeding initial estimates

2025 PROXY STATEMENT 3

PROXY SUMMARY

•	Optimized Portfolio Growth Strategy

¡	2,800 net body shop wins in the Refinish end-market and completed the acquisition of The CoverFlexx Group, a leading North American aftermarket coatings business

¡	5% Light Vehicle net sales growth, outpacing industry production growth

¡	$40 million of new business wins at accretive margins in the Industrial end-market

•	Sustainable Innovation

¡	Increased adoption of Axalta Irus Mix™, our fully-automated mixing machine for bodyshop customers

¡	Launched Axalta NextJet™, a digital paint solution for Mobility customers, combining Axalta’s NextJet™ technology with Dürr Systems AG’s robotics integration

•	Effective Capital Allocation

¡	Acquired The CoverFlexx Group

¡	Announced $700 million share repurchase program with $100 million of shares repurchased in 2024

¡	Achieved a total net leverage ratio of 2.5x at year end, a Company record at a year end(1)

We believe that our continued focus on driving a ONE Axalta mindset, which is critical to each of the five growth tenets, was an important enabler of our success in 2024, including achieving net income of $391 million (up from $269 million in 2023) and Adjusted EBITDA(1) of $1.116 billion (up from $951 million in 2023). The ONE Axalta mindset drives us to prioritize the overall organization’s best interests, align and execute on top priorities with speed and urgency, simplify processes to eliminate unnecessary complexities, and break down silos to tackle our biggest challenges.

(1)

Total net leverage ratio and Adjusted EBITDA are not financial measures presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Total net leverage ratio is total debt minus cash and cash equivalents divided by Adjusted EBITDA for the last twelve months. Please see Appendix A for more information.

4 AXALTA COATING SYSTEMS

PROXY SUMMARY

Our Board of Director Nominees

Name	Age	Occupation	Standing Committees and Leadership Roles	Other Public Company Boards

Director Nominees

Rakesh Sachdev	69	Former chief executive officer	• Non-Executive Board Chair	3

Jan A. Bertsch	68	Former financial executive	• Audit (Chair)	2

			• Compensation

William M. Cook	71	Former chief executive officer	• Audit	1

			• Compensation (Chair)

Tyrone M. Jordan	63	Former business executive	• Environment, Health, Safety & Sustainability	3

			• Nominating & Corporate Governance

Deborah J. Kissire	67	Former accounting firm partner	• Compensation	3

			• Nominating & Corporate Governance (Chair)

Samuel L. Smolik	72	Former operations executive	• Audit	0

			• Environment, Health, Safety & Sustainability (Chair)

Kevin M. Stein	59	Chief executive officer	• Environment, Health, Safety & Sustainability	1

			• Nominating & Corporate Governance

Chris Villavarayan	54	Chief Executive Officer and President of Axalta		1

Mary S. Zappone	60	Chief executive officer	• Audit	0

			• Nominating & Corporate Governance

2025 PROXY STATEMENT 5

PROXY SUMMARY

Broad Mix of Skills, Experiences and Other Characteristics

Our director nominees comprise a dynamic group of individuals that we believe provide dedicated and effective oversight of the Company. The following matrix summarizes the skills that the Board considers to be of primary importance, at this time, to the effective oversight of the Company and illustrates how our director nominees represent such skills. Each director nominee is asked to self-identify skills based on having senior/executive management responsibility for the performance of, or direct oversight of, the applicable skill. The skills identified are not an exhaustive list of all skills that are required for the Board’s effective oversight of the Company, nor an exhaustive list of all skills that each director nominee offers. The Nominating & Corporate Governance Committee periodically reviews the individual and collective skills and other characteristics of our Board, including, among others, the skills and characteristics shown below, to ensure that the Board has an appropriate mix of skills and perspectives to oversee the advancement of the Company’s business objectives. In the past two years, our Board has undergone significant refreshment, with three new members joining the Board in 2023 and two prior Board members not standing for re-election to the Board in 2024. We believe that our director nominees, each of whom is currently a member of the Board, have the skills, experience, expertise, tenure and independence needed to oversee the Company’s long-term strategic growth.

6 AXALTA COATING SYSTEMS

PROXY SUMMARY

2025 PROXY STATEMENT 7

PROXY SUMMARY

2024 Financial and Operating Highlights

2024 FINANCIAL HIGHLIGHTS

Executing on 2026 A PLAN

$5.3B
Net Sales
Company Record

$1.116B
Adjusted EBITDA
Company Record

2.5X
Total Net Leverage Ratio at Year End
Company Record at a Year End

Adjusted EBITDA Margin
21.2%

Return on Invested Capital
Increased from 11.9% to 14.6% YoY

Adjusted Diluted Earnings Per Share
40% increase YoY

Certain figures in this graphic are rounded for presentation purposes.

2024 saw strong performance, including the achievement of a number of Axalta historical records, despite a challenging macro environment. The team was able to drive marked improvement in 2024 through focus on executing the 2026 A Plan and its five growth tenets. We again strengthened our balance sheet and made meaningful productivity investments into the business. The following are several financial and non-financial highlights from 2024:

•

Net sales were $5.3 billion, up 2% versus 2023, primarily driven by higher volumes, including contributions from acquisitions in Performance Coatings and favorable price-mix, partially offset by foreign currency impacts. This represents a record annual net sales result for Axalta.

•

Net income totaled $391 million in 2024 versus $269 million in 2023, an increase of 45% versus the prior year and Adjusted EBITDA(1) improved to $1.116 billion from $951 million in 2023, a 17% increase. Both were record annual results for Axalta.

•	Net income margin for 2024 was 7.4%, an increase of
220 basis points versus the prior year, and Adjusted
EBITDA margin(1) of 21.2% represented a 280 basis points improvement year-over-year, with expansion in both segments.

•

Diluted earnings per share was $1.78 compared to $1.21 in 2023, a 47% increase year-over-year, while adjusted diluted earnings per share (Adjusted Diluted EPS)(1)(2) for 2024 improved by 40% to $2.35 from $1.68 in 2023.

•	Return on Invested Capital (ROIC)(1)(2) improved by 270 basis points year over year.

•	Our Board approved a $700 million share repurchase program, with $100 million of shares repurchased during the year.

•

We announced the 2024 Transformation Initiative, which is intended to simplify the Company’s organizational structure, enable us to be more proactive, responsive and agile and to better serve our customers, lower our cost base and improve financial performance. The 2024 Transformation Initiative yielded savings of approximately $20 million in 2024.

8 AXALTA COATING SYSTEMS

PROXY SUMMARY

•	We achieved success in M&A and financing activities, including the following:

¡	Acquired The CoverFlexx Group, a leading aftermarket coatings business focused on economy customers in North America, for an aggregate purchase price of $290 million

¡	Achieved a total net leverage ratio(1) of 2.5x at year end, down from 2.9x at the end of 2023, which is a Company record for year-end total net leverage ratio

¡	Repriced our term loan, reducing the interest rate spread by an aggregate 75 basis points

¡	Increased the capacity of our revolving credit facility to $800 million and extended its maturity to 2029

(1)

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Diluted EPS, ROIC and total net leverage ratio are not financial measures presented in accordance with GAAP. Please see Appendix A for more information on certain of these non-GAAP financial measures, including certain reconciliations to the most directly comparable financial measures calculated in accordance with GAAP.

(2)

Beginning with the results for the fourth quarter and full year 2024, we made changes to our presentation of certain non-GAAP financial measures, including Adjusted EBIT and adjusted net income (which are used in the calculation of ROIC and Adjusted Diluted EPS, respectively). More detail on these changes can be found in Appendix A.

Governance Highlights

We are committed to aligning our corporate governance practices with industry best practices and, in aligning such practices, give strong consideration to shareholder preferences, all guided by our strategy to create long-term value for our shareholders. The following highlights a few key features of our governance practices at Axalta:

•

Board Independence – eight of our nine director nominees are non-employee directors and are independent under New York Stock Exchange (“NYSE”) listing standards. Our current Chief Executive Officer (“CEO”) is the only non-independent member of our Board. In addition, the non-executive Chair of the Board (“Board Chair”) and all members of each of the Board’s principal standing committees are independent directors.

•	Board Refreshment – since 2023, we have added three new Board members and two prior Board members have retired from the Board.

•

Regular Independent Director Meetings – independent directors meet regularly in executive sessions without the presence of management, including Mr. Villavarayan. These sessions are normally at the beginning and/or end of the regular Board and committee meetings.

•

Annual Board and Committee Evaluation – each year, the Nominating & Corporate Governance Committee oversees an evaluation of the Board and its standing committees, including an assessment of the Board and committee composition, as discussed in greater detail below under the heading “Board Evaluation Process.”

•

Director Education – the Company encourages Board members, and supports them in their efforts, to attend outside programs on topics relevant to their Board responsibilities, and augments such education with presentations from external speakers as appropriate.

•	Stock Ownership Guidelines for Directors and Executive Officers – the Company maintains stock ownership guidelines for directors and executive officers, as discussed in greater detail below under the headings “Non-Employee Director Stock Ownership Guidelines” and “Executive Officer Stock Ownership Guidelines,” respectively. Each current director and executive officer satisfies the stock ownership guidelines or is within the grace period set forth in the guidelines.

•

Human Capital Management – the Board and management are committed to driving the continued evolution of our human capital practices. As part of our investment in organization-wide learning, we offer all employees access to on-demand training through our learning management system and provide e-learning modules about Company products and our ONE Axalta culture. We consistently evaluate the effectiveness of our leadership development programs and have enhanced them accordingly. We also regularly engage senior leaders to communicate, build skills, share knowledge, and foster the ONE Axalta culture across our broader employee base.

•

Succession Planning – the Company actively engages in developing a pipeline of internal talent with differing backgrounds and experience to assume key leadership positions. In January 2025, three individuals internal to Axalta were appointed to Executive Committee roles – Tim Bowes as President, Global Industrial Coatings; Mark Dixon as Senior Vice President, Chief Procurement Officer & Operational Excellence; and Patricia Morschel as Senior Vice President, Chief Marketing Officer. The Board has also discussed emergency succession in the event that one of our key executives becomes unable or unwilling to serve. Similarly, the Nominating & Corporate Governance Committee regularly discusses Board composition and succession matters, including emergency succession for the Board should one of our directors in a leadership role be unable or unwilling to serve.

2025 PROXY STATEMENT 9

PROXY SUMMARY

•

Investor Engagement – the Company’s management, and, in certain instances, Board members, engage with our investors during the year through meetings, attendance at various conferences, non-deal roadshows and other means. This engagement provides investors and analysts the opportunity to provide feedback to the Company. In 2024, we hosted a Strategy Day where we introduced our 2026 A Plan, our three-year strategic framework designed to accelerate performance. More information on our investor engagement practices can be found below under the heading “Our Board’s Commitment to Shareholder Engagement.”

•

Code of Business Conduct and Ethics – the Company maintains a Code of Business Conduct and Ethics, which was refreshed in September 2023. The Code of Business Conduct and Ethics is provided in 14 languages and applies to all of our directors and employees, including our executive officers and senior financial and accounting officers. Our entire global team receives annual training on, and certifies that they have read and understand, the Code of Business Conduct and Ethics.

Executive Compensation Highlights

We review our compensation programs on an ongoing basis to ensure that market and regulatory best practices, as well as input from our shareholders, are considered and addressed, and maintain several guiding principles with respect to the Company’s executive compensation programs, including:

•

Performance-Based Compensation – a significant amount of our executive officers’ compensation is performance-based, including through the awards of performance-based stock in 2024 tied to our achievement of Adjusted EBITDA targets and total shareholder return targets relative to the S&P 400 MidCap Index, both over a three-year period. The 2024 performance-based stock awards comprise approximately 60% of the target grant value of the 2024 long-term equity awards granted to executive officers.

•

Significant At-Risk Pay – we believe that a significant portion of our named executive officers’ (“NEOs”) compensation should be earned based on the Company’s performance. As set forth in more detail in “Compensation Discussion and Analysis – Pay For Performance” below, 87% of our CEO’s target pay and, on average, 73% of our other NEOs’ target pay was at risk in 2024 (i.e., composed of annual performance-based compensation and long-term equity incentive awards).

•

Incentive Compensation Recoupment Policies – the Company maintains an incentive compensation recoupment, or “clawback,” policy as is required by U.S. Securities and Exchange Commission (“SEC”) and NYSE rules that applies to certain of the Company’s executive officers (as defined in the NYSE rules), which policy was publicly filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023. In accordance with such rules, recoupment under this clawback policy is triggered by the requirement to restate previously issued financial statements under certain circumstances. The Company maintains another incentive compensation recoupment policy that applies to all members of our Executive Committee and certain other members of our senior leadership team, which is triggered by a financial restatement as well as certain other circumstances, including violations of certain Company policies, such as the Code of Business Conduct and Ethics.

•

Hedging and Pledging Prohibited – the Company’s insider trading policy, which was updated in 2023 to reflect amendments to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other matters, prohibits our officers, directors and employees, among others, from pledging Axalta securities as collateral, holding Axalta securities in a margin account or engaging in hedging or short sale transactions in Axalta securities. The Company’s insider trading policy has been publicly filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Additional detail on the Company’s Insider Trading Policy can be found below under the heading “Insider Trading Policies and Procedures.”

•

Equity Plan Design Features – our equity plan includes minimum 12-month vesting periods (subject to certain exceptions) and prohibitions on liberal share recycling, option repricing and payment of dividends until the related award vests.

•	Double Trigger Vesting Provisions – our equity plan also includes double trigger vesting provisions for long-term equity awards in the event of a Change-in-Control (as defined below).

10 AXALTA COATING SYSTEMS

Proposal 1

Election of nine directors to serve until the 2026 Annual General Meeting of Members

☑ The Board recommends a vote FOR each of the director nominees

•  The director nominees have a broad set of backgrounds, characteristics and skills relevant to the leadership of the Board and oversight of the Company

•  All of our non-employee director nominees are independent

Our Board of Directors currently consists of nine directors, each of whom are proposed for election as directors at the Annual Meeting to serve until the Annual General Meeting of Members in 2026, or until the earlier of each such director’s death, resignation or removal. In addition to the information provided in the matrix on page 7, information regarding our director nominees’ professional experience, education, skills, and age and other relevant information is set forth below.

The nominees are presently serving as directors of the Company, and they have agreed to stand for re-election. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our Board, or, alternatively, the Board may determine to leave the vacancy temporarily unfilled.

2025 PROXY STATEMENT 11

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Nominees for Election as Directors to Serve Until the 2026 Annual General Meeting of Members

Rakesh Sachdev Age: 69 Axalta Board Service • Tenure: 4 years (August 2020) • Non-Executive Board Chair Independent

Professional Experience

•	Served as interim CEO and President of Axalta from August 2022 through December 2022
•	Former Chief Executive Officer of Platform Specialty Products Corporation, now renamed Element Solutions Inc., a leading global specialty chemicals company
•	Former President and Chief Executive Officer of Sigma-Aldrich Corporation, a leading global life sciences and technology company, prior to its acquisition by Merck KGaA

Education

•	Bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, Delhi
•	M.S. in Mechanical Engineering from the University of Illinois at Urbana-Champaign
•	MBA from Indiana University

Relevant Skills

•	Extensive experience in the management of public and private chemical, industrial and life sciences businesses
•	Significant expertise in finance, strategy and international business transactions

Other

•	Chairman of the Board of Directors of Regal Rexnord Corporation (NYSE: RRX), a global manufacturer of motors, bearings, gearing, conveyor technologies, blowers, electric components and couplings
•	Member of the Board of Directors of Edgewell Personal Care Company (NYSE: EPC), a leading consumer products manufacturer
•	Member of the Board of Directors of Herc Holdings Inc. (NYSE: HRI), a leading equipment rental company
•

Member of the Board of Directors of Actylis, a leading manufacturer and supplier of critical raw materials and performance ingredients serving the life sciences, specialty chemicals, and agriscience industries

•	Senior Advisor to New Mountain Capital, a private equity company

12 AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Jan A. Bertsch Age: 68 Axalta Board Service • Tenure: 2 years (September 2022) • Audit Committee (Chair) • Compensation Committee Independent

Professional Experience

•	Former Senior Vice President and Chief Financial Officer of Owens-Illinois, Inc. (now O-I Glass), a manufacturer of container glass and packaging products
•	Former Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation, a leading global life sciences and technology company, prior to its acquisition by Merck KGaA
•	Previously held positions of increasing authority at BorgWarner, Chrysler, Visteon Corp. and Ford Motor Company

Education

•	Bachelor’s degree in Finance from Wayne State University
•	MBA from Eastern Michigan University

Relevant Skills

•	Substantial experience in all aspects of financial management and strategic planning in a public company environment
•	Significant expertise in information technology
•	Significant experience in the automotive industry

Other

•

Chair of the Board of Directors of BWX Technologies, Inc. (NYSE: BWXT), a manufacturing and engineering innovator that provides nuclear solutions for global security, clean energy, environmental remediation, nuclear medicine and space exploration

•	Member of the Board of Directors of Regal Rexnord Corporation (NYSE: RRX), a global manufacturer of motors, bearings, gearing, conveyor technologies, blowers, electric components and couplings
•

Formerly an independent member of the Board of Directors of Meritor, Inc. (“Meritor”), a global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the commercial vehicle, transportation and industrial sectors, prior to its acquisition by Cummins Inc. in August 2022

2025 PROXY STATEMENT 13

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

William M. Cook Age: 71 Axalta Board Service • Tenure: 5 years (May 2019) • Audit Committee • Compensation Committee (Chair) Independent

Professional Experience

•

Former Executive Chairman, President, Chief Executive Officer and Chief Financial Officer of Donaldson Company, Inc. (NYSE: DCI) (“Donaldson”), an international manufacturer of filtration systems and replacement parts

•	Began career at Ford Motor Company as a financial analyst

Education

•	Bachelor’s degree in business management and MBA from Virginia Polytechnic Institute and State University

Relevant Skills

•

Significant business, financial and organizational leadership skills, with deep familiarity in international industrial business gained while serving in senior executive roles for Donaldson over a 35-year career

•	Extensive experience serving as a public company board member
•	Substantial board experience relevant to the coatings industry

Other

•	Member of the Board of Directors of Mativ Holdings, Inc. (NYSE: MATV) (formerly Neenah, Inc.), an international manufacturer of paper and packaging
•	Director of Virginia Tech Corps of Cadets Advisory Board
•	Former member of the Board of Directors of IDEX Corporation (NYSE: IEX), a leading manufacturer of fluidic systems and specialty engineered products
•	Former member of the Board of Directors of The Valspar Corporation, a global leader in the paints and coatings industry until its 2017 acquisition by The Sherwin-Williams Company
•	Former member of the Board of Directors of Donaldson

14 AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Tyrone M. Jordan Age: 63 Axalta Board Service • Tenure: 3 years (June 2021) • Environment, Health, Safety & Sustainability Committee • Nominating & Corporate Governance Committee Independent

Professional Experience

•

Former President and Chief Operating Officer of DURA Automotive Systems, a leading supplier of electric/hybrid systems, advanced-driver assistance systems, mechatronics, lightweight structural systems and luxury trim systems for all premier automotive brands

•	Former Executive Vice President, Global Operations and Customer Experience of General Motors
•	Former Global Senior Vice President, Operations and Supply Chain, Aerospace Systems, of United Technologies Corporation

Education

•	Bachelor’s degree in Pre-Law from Eastern Michigan University
•	Bachelor of applied science degree in Industrial Engineering Technology from Purdue University
•	Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance from the University of Tennessee

Relevant Skills

•	Significant operational, financial and technology experience
•	Deep experience in the automotive industry
•	Broad experience serving as a public company board member

Other

•

Member of the Board of Directors of Oshkosh Corporation (NYSE: OSK), a leading industrial company that designs and builds specialty trucks, military vehicles, truck bodies, airport fire apparatus and access equipment

•	Member of the Board of Directors of TPI Composites, Inc. (NASDAQ: TPIC), a leading manufacturer of composite wind blades and related precision molding and assembly systems
•

Member of the Board of Directors of FuelCell Energy, Inc. (NASDAQ: FCEL), a global leader in manufacturing stationary fuel cell platforms for decarbonizing power and producing hydrogen through fuel cell energy

•

Member of the Board of Directors of AEA Investors, LP, a private equity firm, and Ascential Technologies, an AEA portfolio company and a leading global supplier of automated diagnostic, testing and production solutions serving life science and specialty industrial end markets

•	Former member of the Board of Directors of Trinity Industries, Inc. (NYSE: TRN), a premier provider of railcar products and services
•

Former member of the Board of Directors of Cooper Tire & Rubber Company, a company that specializes in the design, manufacture, marketing, and sales of replacement automobile and truck tires, until its acquisition by The Goodyear Tire & Rubber Company in June 2021

•	Dean’s Advisory Board of the College of Business of Eastern Michigan University

2025 PROXY STATEMENT 15

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Deborah J. Kissire Age: 67 Axalta Board Service • Tenure: 8 years (December 2016) • Compensation Committee • Nominating & Corporate Governance Committee (Chair) Independent

Professional Experience

•	Former Vice Chair and Regional Managing Partner at Ernst & Young LLP (“EY”), and member of the Americas Executive Board and Global Practice Group
•	Previously held other senior positions at EY, including Vice Chair and Regional Managing Partner for the East Central and Mid-Atlantic Regions and U.S. Vice Chair of Sales and Business Development

Education

•	Bachelor’s degree in Accounting from Texas State University

Relevant Skills

•	Extensive experience in the financial oversight of public companies
•	Experience launching new business and practice areas and leading acquisitions, business unit consolidations and successful integrations
•	Expertise in financial reporting, audit process, U.S. taxation, governance, mergers and acquisitions, transaction integration and human capital management

Other

•	Member of the Board of Directors of Cable One, Inc. (NYSE: CABO), a leading American cable and Internet service provider
•	Member of the Board of Directors of Celanese Corporation (NYSE: CE), a global technology and specialty materials company
•	Member of the Board of Directors of Omnicom Group Inc. (NYSE: OMC), a global marketing and corporate communications holding company based in the U.S.

16 AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Samuel L. Smolik Age: 72 Axalta Board Service • Tenure: 8 years (September 2016) • Audit Committee • Environment, Health, Safety & Sustainability Committee (Chair) Independent

Professional Experience

•	Former Senior Vice President – Americas Manufacturing and other senior positions at LyondellBasell Industries, one of the world’s largest plastics, chemical and refining companies
•	Former Vice President – Global Downstream Health, Safety, Security and Environment at Royal Dutch Shell
•	Former Vice President, Global Environment, Health, Safety and Security and other positions of increasing responsibility at The Dow Chemical Company

Education

•	Bachelor’s degree in Chemical Engineering from The University of Texas at Austin

Relevant Skills

•	Extensive experience in global operations and environmental, health and safety matters in the oil and petrochemicals industry
•	Leadership experience from working internationally in numerous countries and cultures
•	Significant experience working with government agencies and non-governmental organizations
•	Considerable experience in sustainable development and corporate social responsibility

Other

•	Member of the Board of Directors of FlyGuys, Inc., a leading marketplace for aerial and other reality data capture services
•

Member of The University of Texas at Austin Engineering Advisory Board, the Antwerp International School Foundation, where he is Chairman of the Board of Directors, and Ducks Unlimited, the leading wetlands conservation organization in North America, where he serves on the Board of Directors of Ducks Unlimited, Inc. and Ducks Unlimited de Mexico

•	Former member of the Board of Directors of Evergreen Industrial Services, a premier provider of industrial and environmental services
•	Previously active with American Fuel & Petrochemical Manufacturers Association and American Chemistry Council

2025 PROXY STATEMENT 17

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Kevin M. Stein Age: 59 Axalta Board Service • Tenure: 1 year (September 2023) • Environment, Health, Safety & Sustainability Committee • Nominating & Corporate Governance Committee Independent

Professional Experience

•

Current President and Chief Executive Officer of TransDigm Group Incorporated (NYSE: TDG) (“TransDigm”), a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today

•	Former Chief Operating Officer and President at TransDigm after serving as Chief Operating Officer of TransDigm’s Power and Controls segment
•	Prior to joining TransDigm, served in a variety of senior leadership roles at Precision Castparts Corporation (now a division of Berkshire Hathaway)
•	Formerly served as a division president for both of Cooper Industries and Tyco Electronics/Raychem Corporation

Education

•	Bachelor’s degree in Chemistry from Hobart College
•	Master’s and Ph.D in Inorganic Chemistry from Stanford University

Relevant Skills

•	Significant operational and management experience with complex global organizations within the manufacturing sector
•	Significant and broad business experience

Other

•	Member of the Board of Directors of TransDigm
•	Former member of the Board of Directors of Perimeter Solutions SA (NYSE: PRM)

18 AXALTA COATING SYSTEMS

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Chris Villavarayan Age: 54 Axalta Board Service • Tenure: 2 years (January 2023)

Professional Experience

•	Chief Executive Officer and President of Axalta
•

Former Chief Executive Officer and President of Meritor, a global supplier of a broad range of integrated systems, modules and components to original equipment manufacturers and the aftermarket for the commercial vehicle, transportation and industrial sectors, until October 2022. Meritor was acquired by Cummins Inc. in August 2022

•

Previously held other senior positions at Meritor, including Executive Vice President and Chief Operating Officer, overseeing Meritor’s global operations for both its business units, Global Truck and Aftermarket & Industrial; executive oversight through board leadership of Meritor’s four largest joint ventures; Senior Vice President and President – Global Truck, with responsibility for leading P&L across Meritor’s global truck business; and President – Americas, managing multiple businesses across portfolios as leader of Meritor’s North and South America businesses

Education

•	Bachelor’s degree in civil engineering from McMaster University
•	Completed the Wharton Executive Education Advanced Finance Program at the University of Pennsylvania

Relevant Skills

•	Significant operational and management experience with complex global organizations within the industrial sector and the automotive industry
•	Expertise in product development and manufacturing

Other

•	Member of the Board of Directors of Franklin Electric Co., Inc. (NASDAQ: FELE), a leading global provider of systems and components for moving water and fuel
•	Former member of the Board of Directors of Meritor
•	Former member of the Board of Directors of Focus: HOPE, a Detroit-based, non-profit organization

2025 PROXY STATEMENT 19

PROPOSAL NO. 1: ELECTION OF NINE DIRECTORS

Mary S. Zappone Age: 60 Axalta Board Service • Tenure: 1 year (October 2023) • Audit Committee • Nominating & Corporate Governance Committee Independent

Professional Experience

•

Current Chief Executive Officer of Sundyne LLC, a private company and a global leader in the design and manufacture of mission critical pumps and compressors for the chemicals, industrials, and energy markets, including renewables and decarbonization (on March 4, 2025, Honeywell International Inc announced that it had agreed to acquire Sundyne)

•	Prior to joining Sundyne, served as Chief Executive Officer of Brace Industrial Group, Inc., a leading provider of specialty industrial construction services
•	Prior to Brace, served as President and Chief Executive Officer of Service Champ, Inc., a specialty distributor of consumable automotive aftermarket maintenance parts and accessories
•	Prior to Service Champ, served as President and Chief Executive Officer of RecoverCare LLC, a leading provider of healthcare equipment
•	Previously held leadership roles at Alcoa, Tyco International, General Electric, Exxon and McKinsey & Co.

Education

•	Bachelor’s degree in Chemical Engineering from Johns Hopkins University
•	MBA in Finance from Columbia Business School

Relevant Skills

•	Significant operational and management experience with complex global organizations within several industries
•	Significant and broad business experience

Other

•	Former member of the Board of Directors of Avantax Inc., a leading provider of tax-focused financial planning and wealth management services

The Board of Directors recommends a vote “FOR” the election of each of the director nominees to serve until the 2026 Annual General Meeting. Election of each director nominee to our Board of Directors requires the affirmative vote of a plurality of votes cast at the Annual Meeting. Withhold votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

20 AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Policies on Corporate Governance

Our Board believes that strong corporate governance is important to ensure that our business is managed for the long-term benefit of our shareholders. We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our executive officers and senior financial and accounting officers, which is available at www.axalta.com/corporate/en_US/about-axalta/values. In the event that the Company amends or waives any of the provisions of the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller that relates to any element of the definition of ‘code of ethics’ enumerated in Item 406(b) of Regulation S-K under the Exchange Act, the Company intends to disclose these actions on the Company’s website identified in the preceding sentence. The Board has also adopted Corporate Governance Guidelines, which cover topics including, among other things, director qualification criteria, continuing director education and succession planning. Copies of the current versions of the Code of Business Conduct and Ethics and the Corporate Governance Guidelines are available on our website at https://ir.axalta.com/corporate-governance/governance-documents and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112, or by telephone at (855) 547-1461.

Board Leadership Structure

The Board of Directors does not have a set policy with respect to the separation of the offices of the Board Chair and the CEO, as the Board believes it is in the best interests of the Company and our shareholders to make that determination based on the particular circumstances affecting the Company, as well as the membership of the Board.

The Board regularly evaluates whether the roles of Board Chair and CEO should be separate. The Board believes it is important to retain flexibility on this issue and that it should be considered as part of the Board’s broader oversight and succession planning process. At this time, the Board believes that the separation of the Board Chair and CEO positions is in the best interests of the Company and its shareholders and other stakeholders. The Board has formalized its expectations for the Board Chair, including the following:

•	Provides leadership and direction on Board operations

•	Coordinates the activities of the independent directors

•	Chairs Board meetings and executive sessions of the directors both with and without the CEO

•	Enables the independent directors to raise suggestions, issues and concerns, including with respect to meeting topics and agendas
•	Acts as a spokesperson for the Board in appropriate circumstances, which may include engagements with shareholders, proxy advisors and other relevant stakeholders

•	Facilitates discussion in between Board meetings as needed

•	Serves as the principal liaison between the independent directors and management

•	Briefs and provides feedback to the CEO on relevant issues from the Board, including those arising in executive sessions

•	Provides counsel regularly to the CEO and as needed to other members of management

We believe that our board leadership structure, with Mr. Villavarayan serving as CEO and Mr. Sachdev as non-executive Board Chair, allows Mr. Villavarayan to continue to focus primarily on business strategy, operations and growth, while leveraging Mr. Sachdev’s experience and perspectives to lead our Board.

2025 PROXY STATEMENT 21

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Role in Strategy Oversight

The Board is responsible for overseeing the Company’s strategy, operations and results in order to drive long-term value for our shareholders. The Board conducts an in-depth review of the Company’s near- and long-term strategic plan on an annual basis and receives regular updates on the strategic plan, as well as various operating matters, throughout the course of the year. During the in-depth review, which may be held over several days, the Board discusses with senior management the Company’s strategic plan, both with respect to the entire enterprise and each of the Company’s end-markets and covering the Company’s near- and long-term priorities and goals. The Board also discusses our strategy, operations and results in executive sessions, with and without our CEO in attendance. In addition, each of the Board’s standing committees regularly reviews and discusses with management topics that are critical to the success of our strategic plan. We believe that the Board’s oversight of our strategy is comprehensive and effectively holds management accountable to develop a strategic plan that positions the Company to deliver long-term shareholder value.

Board Role in Risk Oversight

BOARD OF DIRECTORS

AUDIT COMMITTEE

Oversees the Company's financial risks, compliance with regulatory and legal requirements, compliance policies, risk management policies and processes and cybersecurity risks

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

Oversees risks related to various corporate governance matters

COMPENSATION COMMITTEE

ENVIRONMENT, HEALTH, SAFETY & SUSTAINABILITY COMMITTEE

Oversees risks related to health and safety of employees, contractors, customers and the public, and environmental and sustainability matters

MANAGEMENT

Manages day-to-day risks and risk management processes

In addition to its strategic oversight, the Board provides overall risk oversight focusing on the most significant risks facing our Company. Our finance function, which reports to our CEO through the Chief Financial Officer, has day-to-day management responsibility for our enterprise risk management (“ERM”) processes. Such processes include an annual survey that is intended to identify potential key risks facing our business.

22 AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Upon completion of the survey, key risks are mapped to projects and ongoing activities aimed at mitigating these risks. These projects and activities are managed by business and/or functional leaders. The ERM processes are reviewed annually by both the Audit Committee and our full Board. The Board and the Audit Committee discuss with management the Company’s overall risk profile as well as the key risks that are identified from the Company’s ERM processes, including risks related to operations, supply chain, cybersecurity and human capital management, as well as macroeconomic risks. In addition, the Board, together with its standing committees, oversees the risk management processes that are implemented by our executives to determine whether these processes are functioning effectively and are consistent with our strategy as well as best practices. The Board’s role in risk oversight has not had a significant effect on its leadership structure, although we believe our current leadership structure, with Mr. Sachdev serving as non-executive Board Chair and Mr. Villavarayan serving as CEO, enhances the Board’s effectiveness in risk oversight by allowing Mr. Villavarayan to manage risks while collaborating with Mr. Sachdev and the Board to oversee the risks facing the Company.

The Audit Committee is tasked with overseeing our financial risks and risk management policies. The Audit Committee is also specifically tasked with reviewing our compliance with legal and regulatory requirements and any related compliance policies and programs with management, our independent auditors and our legal counsel, as appropriate. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee, and the Audit Committee is updated on a regular basis on relevant and significant risk areas. In addition, the Audit Committee oversees cybersecurity risks facing the Company, which are also reviewed by the full Board on at least an annual basis. As part of this oversight, the Audit Committee receives relevant updates from management throughout the year on the status of various cybersecurity matters, including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the overall threat environment, technological trends, global employee training and efforts to enhance the Company’s cybersecurity capabilities and preparedness. We maintain cybersecurity insurance with coverage for security incident response expenses, certain losses due to network security failures, investigation expenses, privacy liability and certain third-party liability, subject to certain deductibles, exclusions and policy limits. The Environment, Health, Safety & Sustainability (“EHS&S”) Committee is tasked with overseeing management’s monitoring and enforcement of the Company’s policies to protect the health and safety of employees, contractors, customers, the public and the environment, as well as overseeing other sustainability matters, and quality matters. The Compensation Committee oversees risks associated with executive and employee compensation and human capital management matters, and the Nominating & Corporate Governance Committee oversees risks associated with corporate governance matters.

In addition to the Board’s oversight of ERM processes discussed above, the full Board considers specific risk topics, including risks related to CEO and management succession planning, risks associated with our business plan, strategies and capital structure and other significant risks that merit review and discussion by the Board. In addition, the Board receives reports from the committee chairs on risks overseen by and discussed with their respective committees and discusses with members of our management the risks involved with their respective areas of responsibility. The Board is also informed by management throughout the year, as appropriate, of trends, developments and other matters that could adversely affect our risk profile or other aspects of our business. As provided in our Corporate Governance Guidelines, all directors have access to management and the Company’s employees, including in connection with the exercise of their risk oversight.

Board Role in Sustainability Oversight

The Board oversees sustainability matters generally as part of its oversight of our business strategy and risk management, and the Board’s standing committees each oversee specific sustainability-related matters that fall within their respective areas of responsibility, focusing on the items that the Board believes are most impactful to long-term value creation. The Nominating & Corporate Governance Committee also periodically discusses the Company’s sustainability practices and disclosures, in terms of both the current landscape and potential developments, in order to ensure that all relevant sustainability matters are overseen by the Board and its standing committees as appropriate. Execution of the Company’s sustainability strategy is carried out by the Company’s senior management team.

2025 PROXY STATEMENT 23

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Independence

Our Corporate Governance Guidelines require that the Board be composed of a majority of directors who are “independent” under applicable NYSE rules and state the Board’s belief that a substantial majority of directors should be independent. Our Board has affirmatively determined that each of our directors and director nominees, other than Mr. Villavarayan, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and therefore qualifies as “independent” under the applicable NYSE listing standards.

In reaching this determination, the Board considers all known relevant facts and circumstances about any relationship bearing on the independence of a director or nominee. The Board also considers transactions and arrangements entered into in the ordinary course, including the purchase or sale of products and services and the making of charitable donations, between the Company and its subsidiaries and any other organization where a director (or nominee, if applicable) or an immediate family member may have relationships pertinent to the independence determination.

Director Identification, Recruitment and Nominations

When the Board or the Nominating & Corporate Governance Committee has identified the need to add a new Board member, whether as a result of a vacancy on our Board or otherwise, the Nominating & Corporate Governance Committee will initiate a search. The Nominating & Corporate Governance Committee Chair leads the search and will seek input from relevant stakeholders, including other directors and management, in order to identify the best possible candidates given the current and anticipated future needs of the Board and the Company. The Nominating & Corporate Governance Committee may also, from time to time, engage a search firm to identify director candidates, and the committee has sole authority to retain and terminate any such firm. Members of the Nominating & Corporate Governance Committee and other members of the Board, including the Board Chair and the CEO, will interview and evaluate each potential director candidate based on the qualifications discussed below, and, ultimately, the Nominating & Corporate Governance Committee will recommend to the Board the appointment of any suitable director candidates.

The Nominating & Corporate Governance Committee also considers director nominees recommended by our shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating & Corporate Governance Committee should send the recommendation to our Corporate Secretary at Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112, who will then forward it to the Nominating & Corporate Governance Committee. The recommendation must include a description of the candidate’s qualifications for Board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K (as amended from time to time) promulgated by the SEC, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating & Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in the Company’s Second Amended and Restated Bye-laws (the “Bye-laws”) and applicable SEC requirements. See “Shareholder Proposals for the Company’s 2026 Annual General Meeting of Members” for more information on these procedures.

The Nominating & Corporate Governance Committee will consider and evaluate persons recommended by the shareholders in the same manner as it considers and evaluates other potential directors, including incumbent directors.

24 AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Director Qualifications

The Board believes that its membership should consist of persons with sufficiently diverse and independent backgrounds and with the relevant expertise required to serve as a director of the Company. The Nominating & Corporate Governance Committee is tasked with ensuring that the Board meets this objective and is responsible for reviewing the qualifications of potential director candidates and recommending to the Board candidates to be nominated for election to the Board. Our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating & Corporate Governance Committee may consider when evaluating a director candidate for membership on the Board of Directors. These criteria include, among others: professional experience; education; skills; diversity; differences of viewpoint; other individual qualities and attributes that will positively contribute to the Board, including integrity and high ethical standards; experience with business administration processes and principles; ability to express opinions, ask difficult questions and make informed, independent judgments; significant experience in at least one specialty area; and the ability to devote sufficient time to prepare for and attend Board meetings. The Nominating & Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Nominating & Corporate Governance Committee also considers the mix of backgrounds and qualifications of the current directors and prospective director candidates, and the challenges and needs of the Company to ensure that the Board of Directors has the necessary experience, knowledge, abilities and makeup to effectively perform its responsibilities. Diversity across a number of factors is important to the Board’s overall functioning and the Board considers diversity across many factors when evaluating director candidates and in director searches.

The average tenure of our director nominees is approximately four years, none of our director nominees has a tenure longer than approximately nine years, and four of our nine director nominees were appointed in the last three years. The Nominating & Corporate Governance Committee considers Board tenure and refreshment as additional relevant criteria in its identification, consideration and recommendation of director candidates.

When considering whether our directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the matrix on page 7 and the information discussed in each of the directors’ individual biographies set forth in “Proposal No. 1: Election of Nine Directors to Serve Until the 2026 Annual General Meeting of Members.”

Limitations on Other Board and Audit Committee Service

To ensure all directors are able to devote sufficient time to perform their duties, our Corporate Governance Guidelines provide for certain limitations on the service of our directors:

•

Additional Public Company Boards or Audit Committees – directors may not serve on more than four public company boards of directors or more than three audit committees (in each case including that of the Company).

•

Age Limit – no director will be nominated for re-election or reappointed to the Board after reaching the age of 75 unless an affirmative request is made by the Board for that director to continue service.

Directors must notify the Board Chair when their principal occupation changes, and the Nominating &

Corporate Governance Committee will review the circumstances regarding the change to determine whether continued Board membership is appropriate. In addition, directors are required to advise the Board Chair and the Chair of the Nominating & Corporate Governance Committee in advance of accepting any other company directorship or any audit committee or compensation committee assignments. Management and the Nominating & Corporate Governance Committee track the outside board and committee service of directors. In 2024, the Nominating & Corporate Governance Committee’s charter was updated to provide that the Nominating & Corporate Governance Committee review and assess outside board and committee service commitments, as well as other time commitments of our directors, on at least an annual basis.

2025 PROXY STATEMENT 25

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Composition

Our Board currently consists of nine directors who are elected annually, with Mr. Sachdev serving as non-executive Board Chair. The number of directors on our Board may be modified from time to time by our Board of Directors in accordance with our Bye-laws. Any directors appointed by the Board to fill vacancies, whether as a result of an increase in the size of the Board or otherwise, would serve only until the next election at an Annual General Meeting of Members or until a director’s earlier death, resignation or removal.

The Nominating & Corporate Governance Committee regularly reviews the composition of the Board and its committees, including periodically reviewing the directors’ self-identified skill sets and characteristics, in connection with its ongoing assessment of current and future needs of the Board.

Director Orientation and Continuing Education

We have a process for onboarding and orienting new directors and for providing continuing education to our Board members. As part of our director orientation program, new directors participate in one-on-one introductory meetings with Axalta’s business and functional leaders and are briefed on the Company’s strategic plans, financial statements and processes and key issues, as well as the Company’s governance and compliance policies and procedures. We encourage and pay for our directors to attend continuing education programs on matters associated with a director’s service on a public company board, as well as site visits to our facilities. Our Board and committees also receive educational programming through guest speakers and presentations on substantive issues during Board and committee meetings and other Board events.

Board Meetings, Attendance and Executive Sessions

Directors are expected to spend the time needed and to meet as frequently as necessary to properly fulfill their oversight responsibilities. The Board and its committees meet on a regularly scheduled basis during the year to review our strategy, financial and operational performance, risks and other significant developments affecting us and to act on matters requiring Board approval. The Board and its committees also hold special meetings when an important matter between scheduled meetings requires Board and/or committee review or action. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are expected to attend our Annual General Meeting of Members. Other than Robert McLaughlin and Steven Chapman, who did not stand for reelection at the 2024 Annual General Meeting of Members (the “2024 Annual General Meeting”), all of the then-current directors attended the 2024 Annual General Meeting.

In general, the independent directors meet in executive session, without the presence of management, in conjunction with regular meetings of the Board and its committees. The Board Chair presides over Board executive sessions with the committee chairs presiding over the sessions of their respective committees. The Board Chair and committee chairs provide feedback from such executive sessions to the CEO and management as appropriate.

During 2024, the Board held 5 formal meetings, and all directors attended 75% or more of the meetings of the Board and committees on which they served that were held during their respective tenures in 2024.

26 AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Evaluation Process

Our Board believes that a comprehensive evaluation of our Board and its committees enhances their effectiveness. Each of the Board’s standing committees conducts an annual self-evaluation to determine whether it has complied with its responsibilities under our Bye-laws, its committee charter and applicable laws and regulations. The Nominating & Corporate Governance Committee oversees an annual evaluation of the Board and each of its standing committees to assess effectiveness and areas for improvement.

Each year, the Nominating & Corporate Governance Committee discusses and approves the process for the annual Board and committee evaluation to ensure the evaluation effectively assesses the performance of the Board and its committees at that time. The

Nominating & Corporate Governance Committee may vary the evaluation process based on the Company’s strategy, the needs of the Board and other relevant factors. The Nominating & Corporate Governance Committee applies equal rigor to its renomination process as it does for its evaluation of new director candidates. For 2024, and historically, the Board and committee evaluation was led by the Company’s General Counsel, under the direction of the Nominating & Corporate Governance Committee. In addition, for 2024, Rakesh Sachdev, the Company’s non-executive Board Chair, conducted individual interviews with each director and shared anonymized feedback with the Company’s General Counsel, which we believe provided additional insights and a fresh perspective for the 2024 evaluation.

01

Corporate Governance Review

Our Nominating & Corporate Governance Committee reviews the elements of our evaluation process to ensure that it allows for the opportunity to provide actionable feedback on the Board's and committees' functioning.

02

Annual Board and Committee Assessments

Each of our Board and our Audit, Compensation, Nominating & Corporate Governance, and EHS&S Committees conducts an annual review of whether and how well it has complied with the responsibilities under its charter.

As part of this process, each director assesses the Board's and applicable committees' composition and organization, the quality of participation and process and the quality of meeting agendas and materials.

03

One-on-One Discussions

The General Counsel meets annually with each director to discuss the Board's and committees' operations, performance and areas of potential improvement. The non-executive Board Chair may also conduct individual interviews with each director and share anonymized feedback with the General Counsel.

04

Review and Follow Up

The Board Chair and the Nominating & Corporate Governance Committee review the results of the Board & Committee evaluation and discussions with the General Counsel and non-executive Board Chairand the material is shared with the full Board. Follow-up actions and potential areas for improvement are provided to management and to the Board for implementation.

The 2024 self-evaluation solicited feedback on topics similar to 2023’s self-evaluation and culminated in an anonymized, aggregated report prepared by the General Counsel that was provided to the Board for discussion. As in prior years, certain changes were made to the

Board and committee practices based on the 2024 self-

evaluation. Examples of such changes over the years include: increased and more structured time for executive sessions; and streamlined meeting presentations to focus on key issues to allow more time for, and to foster deeper, discussion.

2025 PROXY STATEMENT 27

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board Committees

Our Board of Directors oversees the management of our business and affairs as provided by Bermuda law and conducts its business through its meetings and its standing committees. The four principal standing committees of the Board are the Audit Committee; Compensation Committee; Nominating & Corporate Governance Committee; and EHS&S Committee. In addition, from time to time, other committees have been and may be established under the Board’s direction when necessary or advisable to address specific matters.

Each of the principal standing committees operates under a charter that was approved by our Board, copies of which are available on our website at www.axalta.com. The Board made updates to each of its four principal standing committee charters in November 2024 as part of the Nominating & Corporate Governance Committee’s annual review of all committee charters and each committee’s annual review of its own charter.

Set forth below is the current membership and descriptions of each of the principal standing committees, with the number of meetings held during the year ended December 31, 2024 in parentheses:

Audit Committee (7) Jan Bertsch (Chair) William Cook Samuel Smolik Mary Zappone

•  Responsible for assisting the Board of Directors in overseeing our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics, and the performance of our internal audit function.

•  Oversees financial risks, cybersecurity risks and the Company’s risk management policies.

•  Appoints and oversees our independent registered public accounting firm, including pre-approval of non-audit services.

•  The Board of Directors has determined that Mr. Cook and Mmes. Bertsch and Zappone are each an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC. The Board of Directors has also determined that each committee member has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE.

•  The Board of Directors has also determined that each committee member is independent under Rule 10A-3 under the Exchange Act and the NYSE listing standards for purposes of service on the Audit Committee.

•  Ms. Bertsch was appointed as the chair of the Audit Committee effective as of June 2024.

•  Mr. Cook joined the Audit Committee in May 2019, Ms. Bertsch in September 2022, Ms. Zappone in October 2023 and Mr. Smolik in June 2024.

Compensation Committee (4) William Cook (Chair) Jan Bertsch Deborah Kissire

•  Responsible for reviewing and approving the compensation philosophy and practices for the Company, reviewing and approving all forms of compensation and benefits to be provided to our Chief Executive Officer, our other executive officers and the Board of Directors, and reviewing and overseeing the administration of our equity incentive plans.

•  Responsible for the oversight of the Company’s human capital management matters.

•  Our executive compensation processes and the role of the Compensation Committee, our executive officers, and management in the compensation process are each described under the heading “Compensation Discussion and Analysis – Compensation Governance: Oversight and Administration of the Executive Compensation Program” in this Proxy Statement.

•  Mr. Cook was appointed as the chair of the Compensation Committee in January 2023.

•  The Board of Directors has determined that each committee member is independent under the NYSE listing standards for purposes of service on the Compensation Committee.

•  Ms. Kissire joined the Compensation Committee in December 2016, Mr. Cook in September 2022 and Ms. Bertsch in June 2023.

28 AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Nominating & Corporate Governance Committee (4) Deborah Kissire (Chair) Tyrone Jordan Kevin Stein Mary Zappone

•  Responsible for identifying and recommending director candidates for election to our Board of Directors, reviewing the Board’s committee structure and recommending membership of the committees.

•  Reviews and recommends the Company’s Corporate Governance Guidelines and makes recommendations to the Board regarding governance and related oversight matters, including the Company’s Memorandum of Association, Bye-laws and committee charters.

•  Oversees succession planning for the Board and its committees, including assessing the directors’ skill sets in light of the Company’s strategy and priorities.

•  Conducts annual review and assessment of directors’ outside board and committee service and other time commitments.

•  Oversees the annual evaluation of the Board and committees.

•  The Board of Directors has determined that each committee member is independent under the NYSE listing standards for purposes of service on the Nominating & Corporate Governance Committee.

•  Ms. Kissire was appointed as the chair of the Nominating & Corporate Governance Committee in December 2016.

•  Ms. Kissire joined the Nominating & Corporate Governance Committee in December 2016, Mr. Jordan in June 2021, Mr. Stein in September 2023 and Ms. Zappone in June 2024.

Environment, Health, Safety & Sustainability Committee (4) Samuel Smolik (Chair) Tyrone Jordan Kevin Stein

•  Responsible for the oversight and review of the Company’s policies, practices, and performance related to environmental, health, safety, and sustainability matters (which includes supply chain matters), as well as quality matters.

•  Reviews significant compliance issues and proceedings regarding environmental, health, safety and sustainability matters.

•  Mr. Smolik was appointed as the chair of the EHS&S Committee in February 2017.

•  Mr. Smolik joined the EHS&S Committee in February 2017, Mr. Jordan in June 2021 and Mr. Stein in September 2023.

Compensation Committee Interlocks and Insider Participation

Each of William Cook, Jan Bertsch, Deborah Kissire and Robert McLaughlin served on the Compensation Committee during 2024. None of the members of the Compensation Committee during 2024 was, during the fiscal year, an officer or employee of the Company, was formerly an officer of the Company or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. During 2024, no executive officer of the Company served on the compensation committee or board of another entity, one of whose executive officers served on the Compensation Committee or the Board of the Company.

2025 PROXY STATEMENT 29

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Our Board’s Commitment to Shareholder Engagement

Why We Engage

Our Board and management team appreciate the benefits of regular engagement with our shareholders in order to maintain awareness of their perspectives on Axalta and matters affecting the Company.

Our shareholder engagement efforts allow us to:

•	consider the viewpoints of our shareholders in connection with the Board’s oversight of management and the Company;

•	discuss key developments in our business, including our strategy and performance; and

•	assess issues that may impact our business, corporate activities and governance practices.

How We Engage

•	We provide institutional investors and equity analysts with opportunities to engage with, and provide feedback to, the Company.

•	Our management participates in industry conferences, one-on-one investor meetings and non-deal roadshows.

•

Between March 2024 and March 2025, our management and Board members engaged with investors representing approximately 55% of our shareholder base and approximately 60% of actively-managed fund shareholders. These engagements focused primarily on our business and performance, and shareholders did not raise any material governance, compensation or other issues.

30 AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

•

In May 2024, Axalta hosted a 2024 Strategy Day, which was attended by more than 20 sell-side analysts and was simulcast on the Investor Relations portion of our website. At the event, Axalta’s management team presented our 2026 A Plan, a three-year strategic framework designed to accelerate performance, underpinned by the five tenets of cultural transformation, operational excellence, optimized portfolio growth strategy, sustainable innovation and effective capital allocation.

STRATEGY DAY
2024
AXALTA
AXALTA
STRATEGY DAY
2024
AXALTA

Succession Planning

The Company actively engages in management succession planning in order to ensure that it has a strong pipeline of internal executive talent. The Board of Directors and the Compensation Committee regularly review succession plans for the CEO and other members of senior management, including discussion regarding emergency scenarios for certain executives in the event that one of our key executives becomes unable or unwilling to serve. The Board and the Compensation Committee also regularly assess the Company’s key leadership positions to identify and develop employees for these positions. In addition, the

Company provides a number of leadership development opportunities, including various senior leadership meetings to bring together leaders from around the globe to provide them with opportunities to network, build skills, drive engagement and foster a ONE Axalta culture. Similarly, the Nominating & Corporate Governance Committee regularly discusses Board composition and succession matters, including an emergency succession for the Board should one of our directors in a leadership role be unable or unwilling to serve.

2025 PROXY STATEMENT 31

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Communications with the Board

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties may send written communications to the Board, c/o the Corporate Secretary, at Axalta Coating Systems Ltd., 1050 Constitution Avenue,
Philadelphia, PA 19112. Communications concerning substantive Board or Company matters shall promptly be forwarded by the Corporate Secretary to the Board Chair, and the Corporate Secretary shall keep and regularly provide to the Board Chair a summary of any communications received.

Insider Trading Policies and Procedures

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, we have an Insider Trading Policy governing the purchase, sale, and other dispositions of Axalta’s securities that applies to all personnel of Axalta and its subsidiaries, including directors, officers and employees, and other covered persons (collectively, “covered persons”), as well as Axalta itself. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as applicable listing standards. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form
10-K
for the year ended December 31, 2024.
Among other things, the Insider Trading Policy prohibits trading in Axalta securities if a covered person is aware of any material, non-public
information regarding Axalta. Additionally, the Insider Trading Policy prohibits trading by covered persons in securities of any other company if the covered person is in possession of material, non-public
information regarding such company obtained through such covered person’s role with Axalta. Tipping of material, non-public
information to third parties is also
generally prohibited by the Insider Trading Policy. Further, we impose quarterly trading blackout periods which begin at the close of trading on the 15th day of the last month of each calendar quarter and end two full trading days after the public release of our financial results for such quarter. The quarterly blackout periods are applicable to, among others, all directors, officers (as defined in Rule
16a-1(f)
under the Exchange Act) and certain employees involved in the preparation of our earnings materials and securities filings, as well as the entirety of our senior leadership team, comprising the Executive Committee and other top leaders at the Company. In addition, our Insider Trading Policy requires pre-clearance
by our General Counsel or another authorized officer for trades in Axalta securities by our directors, Section 16 Officers and members of our Executive Committee, among others. Trading plans for Axalta securities entered into by any covered person are also subject to the prior approval of the General Counsel or another authorized officer. The Insider Trading Policy also prohibits covered persons from pledging Axalta securities as collateral, holding Axalta securities in a margin account or engaging in hedging or short sale transactions in Axalta securities.

Stock Ownership Guidelines

In order to ensure meaningful share ownership in Axalta by the Company’s directors and officers, the Company has adopted minimum stock ownership requirements. More information is set forth under the headings
“Non-employee
Director Stock Ownership Guidelines”
and “Executive Officer Stock Ownership Guidelines” in the Director Compensation and Compensation Discussion and Analysis sections, respectively, of this Proxy Statement.

32 AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Clawback Policies

The Company maintains a clawback policy as is required by SEC and NYSE rules that applies to certain of the Company’s executive officers (as defined in the NYSE rules), which policy was publicly filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023. In accordance with such rules, recoupment under this clawback policy is triggered by the requirement to restate previously issued financial statements under certain circumstances. The Company maintains another incentive compensation recoupment policy that applies to all members of our Executive Committee and certain other members of our senior leadership team, which is triggered by a financial restatement as well as certain other circumstances, including violations of certain Company policies, such as the Code of Business Conduct and Ethics.

Certain Relationships and Related Person Transactions

From time to time the Company may engage in ordinary course transactions with other parties affiliated with our directors; however, to the Company’s knowledge, since the beginning of fiscal year 2024, there have been no transactions, and there are currently no proposed transactions, in which we were or are to be a participant, the amount involved exceeds $120,000 and any of our directors, executive officers, or shareholders owning 5% or more of our outstanding common shares, or any of their immediate family members, had or will have a direct or indirect material interest.

Our Board has adopted a written policy for the review and approval of transactions involving us and “related persons,” which include our executive officers, directors, director nominees, shareholders owning 5% or more of our outstanding common shares, and the immediate family members of any of the foregoing persons. The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:

•

review the relevant facts and circumstances of each related person transaction, including the financial terms of the transaction, the benefits to us, the availability of other sources for comparable products or services, whether the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

•	consider the impact on the independence of any independent director and the actual or apparent conflicts of interest.

All proposed related person transactions require the approval of our Audit Committee in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy, including ordinary course purchases of Company products, resolution of warranty claims, receipt of compensation and benefits, reimbursement of expenses and transactions where the related person’s interest arises only from certain roles with the other party. No director may participate in the approval of a related person transaction in which such director, or such director’s immediate family member, is a party.

2025 PROXY STATEMENT 33

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Sustainability Matters

Axalta is committed to thoughtfully managing sustainability matters in a manner that is aligned with long-term value creation. Our approach considers internal and external stakeholder perspectives to ensure we are focusing our policies, programs and performance improvements on relevant sustainability matters.

The following are highlights of certain sustainability programs and practices at Axalta.

•

Environmental Stewardship – the Company is committed to environmental compliance and reducing the environmental impact of our operations. In adherence with Responsible Care®, the chemical industry’s environmental, health, safety and security performance initiative, we have strong policies and procedures in place to protect the environment. We manage our environmental efforts through our robust management systems, which are third-party certified to both the RC14001 and ISO14001 standards. We strive to reduce our environmental footprint through reductions in energy use, emissions and waste at our manufacturing sites globally.

•

Product Stewardship – ensuring our products and services meet all regulatory compliance obligations while also protecting the health and safety of employees, customers and consumers is a key element of our sustainability efforts. We strive to manage potential hazards with our raw materials and finished products responsibly and safely in our operations and communicate the known risks to others across our value chain.

•

Product Innovation and Sustainability – through our product launches in 2024, Axalta continued to offer sustainability benefits to our customers and communities to create long-term value. Our Global Refinish business continued the launch of Axalta Irus MixTM, a fully automated paint mixing machine that delivers highly accurate color and maximizes efficiency, and also provides sustainability benefits to customers. In addition, the Global Refinish business launched Axalta Irus ScanTM, our latest state-of-the-art color measurement instrument that not only accurately measures color, but also measures color sparkle. Paired together, Axalta Irus MixTM and Axalta Irus ScanTM deliver an accurate and efficient industry-leading system to reproduce color aesthetics for the collision repair industry. Both award-winning technologies provide sustainability advantages through reduced waste and reduced rework. In our Global Industrial Coatings business, we have continued our commitment to sustainability through our Voltatex® wire enamel product portfolio. In 2024 we launched our new Voltatex® 7345A ECO Wire Enamel product that eliminates the use of cresol solvents, thereby reducing its environmental impact, while maintaining premium electrical insulation performance. This product was awarded an Edison Award and a BIG (Business Intelligence Group) award for product innovation that delivers a sustainable advantage. In addition, the Global Industrial Coatings business also launched the Voltatex® 8537PF wire enamel product that excels in meeting the demanding requirements of oil-cooled flat wire drive motors, thereby enhancing the reliability and efficiency of electric vehicles. The Global Mobility Coatings business also commercialized Axalta’s Primerless Consolidated Coating System, which is used in a streamlined, consolidated automotive paint process. This innovation is a paint system that achieves pearlescent effects without using a primer and with further reduction in basecoat application steps (one pass instead of two passes). This process delivers the desired substrate coverage, mechanical properties, and color effects while reducing cycle time and energy consumption of the paint shop. Axalta’s Primerless Consolidated Coating System, together with the consolidated automotive paint process, provides sustainability and productivity advantages to automotive paint shops and was recognized with an R&D 100 Award.

•

ONE Axalta – we continued to drive our ONE Axalta culture through our purpose statement and values. Our Company Purpose – We innovate smarter surface solutions for better living and a sustainable future – clearly states our mission as a company. Our Values are our shared beliefs around what matters most and how we will work together to achieve our strategy, priorities and purpose. They get to the heart of how individuals are expected to behave.

¡	Do What’s Right is doing the right thing in all situations. We act with integrity and adhere to Axalta’s high ethical standards in all situations.

¡	Act Boldly reinforces that we aren’t content with the status quo – we pride ourselves in always looking for innovative solutions, whether it’s automating a process or developing a new technology.

¡

Win Together builds on the impressive teamwork and collaboration that happens today and is so vital to our continued success. This starts with trusting one another and creating an inclusive environment.

These behaviors are the foundation of the ONE Axalta mindset that drives us to prioritize the Company’s best interests, align and execute top priorities with speed and urgency, and eliminate unnecessary complexities to tackle our biggest challenges.

•	Employee Engagement – our employees are our greatest resource. In order to attract and retain high

34 AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

performing individuals, we are committed to partnering with our employees to provide opportunities for their professional development and to promote their well-being. In support of this commitment, we conduct an annual all-employee engagement survey designed to measure employee sentiment across a wide range of topics relevant to our employees, including culture, leadership and development. 96% of our employees responded to the 2024 engagement survey, marking a 4% increase from 2023 and 9% increase from 2022, and the results were discussed with the Compensation Committee. Many aspects of employee engagement, as measured by the survey, also improved year-over-year, including employee pride in our Company and learning and development. We believe that these improvements are due to our leadership analyzing the results and developing specific action plans to address feedback collected.

•

Management Transparency and Availability – our CEO and other members of our senior leadership team regularly communicate with our global employee population. For instance, following our quarterly earnings releases we hold a “town hall” that is accessible by all employees. During the town hall, our CEO and other business and functional leaders provide an update on various matters affecting safety, financial performance, and culture. The town halls also offer our employees the opportunity to ask questions of, and to engage with, Company leaders.

•	Safety Performance – our global team is committed to maintaining a safe work environment for all employees and contractors at all of our offices and sites. In 2024, Axalta achieved strong safety performance – an OSHA total recordable incident rate of 0.30. “Zero Incidents,” our commitment to safety, quality and the environment, is a key initiative at Axalta and shows our team’s dedication to protecting our employees’ health and well-being. Each week we send out a weekly “Zero Moment” with tips on best safety practices for all employees. Our focus and record on safety reflects the importance of our employees – our human capital – to our business and our strategy for value creation. Safety is and will remain our top priority.

•

Axalta Bright Futures – in 2024, we continued to advance our community engagement and corporate giving activities to make a positive impact in the communities where we live and operate. We refined our programming, partnerships, and investments with a greater focus on providing valuable scholarships for students near where we operate. Our efforts remained focused on two areas: STEM and vocational education and children, health, safety, and the environment in our communities. For example, we once again invested in our Axalta Bright Futures Scholarship Program, which we launched in 2021. We awarded 7 scholarships to students studying color science, chemistry, chemical engineering or supply chain management at eligible colleges and universities close to our key locations in the United States. The program supports deserving students who demonstrated academic excellence, leadership and active participation in school and community activities. Additionally, we made several donations to communities where we operate in Spain and the United States that were impacted by natural disasters.

2025 PROXY STATEMENT 35

DIRECTOR COMPENSATION

Overview

Our non-employee director compensation program is designed to fairly compensate directors for the work required at a company of our size and scope as well as to align directors’ interests with the long-term interests of our shareholders. The annual compensation under our program is detailed below. We pay additional annual compensation to the non-executive Board Chair and chairs of each principal standing committee in recognition of the workload and responsibilities required of these positions. No additional meeting or committee fees are paid.

Compensation Component	Amount

Annual equity retainer – restricted stock units (“RSUs”)(1)	$200,000

Annual cash retainer(2)	$75,000

Board Chair annual fee(2)	$125,000

Audit Committee Chair annual fee(2)	$20,000

Compensation Committee Chair annual fee(2)	$17,500

Other Committee Chair annual fee(2)	$15,000

(1)	RSUs vest 100% on the first anniversary of the grant date
(2)	Payable quarterly in arrears

The CEO receives no additional compensation for serving on our Board of Directors or any committee, if applicable.

The Compensation Committee reviews all director compensation, including the non-executive Board Chair compensation, annually and is assisted by a third-party compensation consultant. No changes were made to our director compensation program during 2024.

36 AXALTA COATING SYSTEMS

DIRECTOR COMPENSATION

Director Compensation Table 2024

For the year ended December 31, 2024, we provided the compensation set out in the table below to our directors.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)

Rakesh Sachdev	200,000	199,979	399,979

Jan A. Bertsch	86,429	199,979	286,408

Steven M. Chapman(3)	32,555	86,332	118,887

William M. Cook	92,500	199,979	292,479

Tyrone M. Jordan	75,000	199,979	274,979

Deborah J. Kissire	90,000	199,979	289,979

Robert M. McLaughlin(4)	41,126	199,979	241,105

Samuel L. Smolik	90,000	199,979	289,979

Kevin M. Stein	75,000	199,979	274,979

Chris Villavarayan(5)	—	—	—

Mary S. Zappone	75,000	199,979	274,979

(1)	Amounts reflect the director cash retainer, Board Chair fee and committee chair fees earned in 2024. Such amounts are paid quarterly in arrears and prorated for partial service in any relevant period.
(2)

The number of RSUs granted for each director in 2024 is calculated by dividing the value of the grant ($200,000 or a prorated portion of such amount for Mr. Chapman as described in this footnote 2) by the closing price of our common shares on the grant date. The amounts in this column reflect the grant date fair value of directors’ stock awards for 2024 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which is calculated using the number of shares granted multiplied by the closing price of our common shares on the date of the grant. The grant date for all non-employee directors was February 28, 2024. The aggregate number of awarded RSUs outstanding at 2024 fiscal year-end for each then serving non-employee director is as follows: Mr. Sachdev, 6,157; Ms. Bertsch, 6,157; Mr. Cook, 6,157; Mr. Jordan, 6,157; Ms. Kissire, 6,157; Mr. Smolik, 6,157; Mr. Stein, 6,157; and Ms. Zappone, 6,157. Mr. Chapman received a prorated grant of 2,658 RSUs because he announced his intent to not stand for reelection at the 2024 Annual General Meeting prior to the grant date, which RSUs vested in full on June 6, 2024. On June 6, 2024 (the date of the 2024 Annual General Meeting), Mr. McLaughlin vested in a prorated portion of the 6,157 RSUs granted to him, or 2,658 RSUs (the value of which was approximately $96,406 on such date), upon his ceasing to serve on the Board of Directors following the 2024 Annual General Meeting, which proration also resulted in a modification of his RSU award and a modification date fair value of $223,314 computed in accordance with FASB ASC Topic 718.

(3)	Mr. Chapman did not stand for reelection to the Board at the 2024 Annual General Meeting and therefore ceased serving as a director at the conclusion of the 2024 Annual General Meeting.
(4)	Mr. McLaughlin did not stand for reelection to the Board at the 2024 Annual General Meeting and therefore ceased serving as a director at the conclusion of the 2024 Annual General Meeting.
(5)	Mr. Villavarayan serves as our Chief Executive Officer and President, and, therefore, does not receive compensation for his service as an employee director.

Non-Employee Director Stock Ownership Guidelines

Our Compensation Committee adopted stock ownership guidelines for all non-employee directors, which require that, within five years after a first appointment to the Board, each of our non-employee directors must directly or indirectly own an amount of our common shares and/or unvested RSUs equal to five times the director’s annual cash retainer for Board service (excluding any additional fees for leadership roles), or $375,000 based on the amount of the retainer at this time. All directors are in compliance with this requirement or within the grace period of the guidelines.

2025 PROXY STATEMENT 37

Proposal 2

Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

☑ The Board recommends a vote FOR this proposal.

•  Independent firm

•  Significant industry, global audit and financial reporting expertise

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and auditor to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2025 fiscal year. The Board of Directors is asking shareholders to approve this action and to delegate authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.

Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.

In the event that shareholders fail to approve the appointment of PwC as the Company’s independent registered public accounting firm and auditor, the Audit Committee will consider the shareholder vote in determining whether to retain the services of PwC in connection with the 2025 audit.

Independent Registered Public Accounting Firm

The following table shows the aggregate fees for professional services provided by PwC and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023, and other services rendered during such years.

Fee Category	2024 ($000s)	2023 ($000s)

Audit Fees	$6,226	$6,327

Audit-Related Fees	477	174

Tax Fees	1,438	1,832

All Other Fees	4	2

TOTAL	$8,145	$8,335

Audit Fees

Audit Fees consist of the fees and expenses for professional services rendered for the audit of the GAAP consolidated financial statements and the effectiveness of internal controls over financial reporting pursuant to

Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits, comfort letter procedures and quarterly reviews.

Audit-Related Fees

Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws and reviews of financial statements.

38 AXALTA COATING SYSTEMS

PROPOSAL NO. 2: APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

Tax Fees

Tax Fees consist of the fees and expenses for tax planning, advisory and compliance services. Compliance fees consist of the aggregate fees billed for professional services rendered for tax return preparation and related tax compliance documentation. The following table details the associated tax fees for 2024 and 2023.

	2024 ($000s)	2023 ($000s)

Tax Planning and Advisory Services	$1,417	$1,769

Tax Compliance	21	63

TOTAL	$1,438	$1,832

When engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as its institutional knowledge of our operations. As such, management and the Audit Committee determined that the engagement of PwC would ensure efficient and quality advice that is pertinent to our business and consistent with our overall business strategy.

For each service proposed, the Audit Committee discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, PwC’s audit, audit-related and tax compliance fees should comprise a majority of its overall fees.

All Other Fees

All Other Fees are fees for all other services and related expenses not included in other fee categories, principally for accounting research software.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting the independent registered public accounting firm retained by us to audit our financial statements. The Audit Committee also has responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of such firm with respect to such services. Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. However, the authority to pre-approve services not anticipated to exceed $500,000 per engagement, per calendar year, has been delegated to the Audit Committee Chair to accommodate time-sensitive service proposals and the Audit Committee Chair reports any such pre-approvals to the full Audit Committee at the next meeting. In each case, the Audit Committee and/or the Audit Committee Chair considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services, tax services and other services provided by PwC for 2024 and 2023 were pre-approved. Compliance with these policies and procedures is monitored by the Chief Financial Officer.

The approval of Proposal No. 2, to appoint PwC as our independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The Board of Directors recommends a vote “FOR” Proposal No. 2, to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.

2025 PROXY STATEMENT 39

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate this Proxy Statement, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board of Directors is providing this report to enable shareholders to understand how the Audit Committee monitors and oversees the Company’s financial reporting process. The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Company’s independent registered public accounting firm on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Audit Committee members do not act as accountants or auditors for the Company. Management is responsible for the preparation of the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate. The Audit Committee operates pursuant to an Audit Committee charter that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the charter can be found on the Company’s website at www.axalta.com.

The Audit Committee is responsible for the appointment of the independent registered public accounting firm, as well as for reviewing the appointment or replacement of the leader of the Company’s internal audit function. In 2023, with input and alignment from the Audit Committee, a planned internal succession of the Internal Audit leadership role was completed. Additionally, the Audit Committee is directly involved in selecting the lead audit partner to ensure that the lead audit partner is appropriately qualified to lead the Company’s audit. Under SEC rules, the lead audit partner is required to rotate every five years. A new lead audit partner from PwC, which has served as the Company’s independent registered public accounting firm since 2011, was appointed beginning with fiscal year 2021.

Regularly throughout fiscal year 2024, the Audit Committee reviewed and discussed with management, including internal audit, and PwC, with and without management present, the Company’s progress in the testing and evaluation of its internal control over financial reporting and discussed the results of their respective audit examinations and the overall quality of the Company’s financial reporting. The Audit Committee also met separately with the Company’s Senior Vice President and Chief Financial Officer, as well as the Company’s Senior Vice President and General Counsel. The Audit Committee also discussed and reviewed with management and the Company’s internal auditors the Company’s enterprise-wide risk assessment as well as cyber and information security risks generally.

The Audit Committee consists of four directors, Messrs. Cook and Smolik and Mmes. Bertsch and Zappone, each of whom satisfies the independence requirements promulgated by the SEC and applicable NYSE rules. The Board has determined that each of Mr. Cook and Mmes. Bertsch and Zappone are audit committee financial experts as defined by the rules of the SEC and that each member of the Audit Committee is “financially literate” under applicable NYSE rules. Ms. Bertsch succeeded Mr. McLaughlin as the Chair of the Audit Committee effective as of June 2024.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2024 with management and the Company’s independent registered public accounting firm, PwC, which included reviewing and discussing the reasonableness of significant estimates and judgments and the clarity of the disclosures related to critical accounting estimates and critical audit matters; (ii) discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board, or the “PCAOB,” and the SEC; (iii) reviewed the written disclosures and letters from PwC as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with PwC its independence from the Company.

The Audit Committee has considered whether the provision of non-audit professional services rendered by PwC, as disclosed elsewhere in this Proxy Statement, is compatible with maintaining its independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2024 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

Jan A. Bertsch (Chair)

William M. Cook

Samuel L. Smolik

Mary S. Zappone

40 AXALTA COATING SYSTEMS

Proposal 3

Non-binding advisory vote to approve the compensation of our named executive officers

☑ The Board recommends a vote FOR this proposal.

•  Strong alignment of executive pay with Company performance

•  Oversight of compensation program by fully independent Compensation Committee with assistance of independent compensation consultant

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” the SEC enacted requirements for the Company to present to its shareholders a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its NEOs. This proposal is commonly referred to as a “Say on Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation philosophy, policies and practices described in this Proxy Statement. As required by these rules, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 42 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 63, and to cast an advisory vote on the Company’s executive compensation programs through the following resolution:

“Resolved, that the members approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables and any narrative executive compensation disclosure contained in the Company’s Proxy Statement for the 2025 Annual General Meeting of Members.”

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce that is critical to the Company’s success and will drive the creation of shareholder value. The Company sets challenging financial and operational performance targets, and a significant amount of our NEOs’ annual compensation is tied to our achievement of these performance targets. Therefore, payment is earned only if performance warrants it. The Board of Directors believes that our current compensation program directly links executive compensation to Company performance, aligning the interests of the Company’s executive officers with those of its shareholders. The compensation of our NEOs in 2024 reflects our financial and operational results in 2024.

This is an advisory vote and as such is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the input of our shareholders and will take into account the outcome of this vote in considering future compensation decisions regarding the Company’s NEOs. The Company strongly encourages all shareholders to vote on this matter. The Company has determined that our shareholders should be given the opportunity to cast an advisory vote on the compensation of the Company’s NEOs on an annual basis, consistent with the results of the non-binding advisory vote on the frequency of future advisory votes on the compensation of our NEOs by our shareholders at the 2021 Annual General Meeting of Members. Accordingly, the next advisory vote on the compensation of the Company’s NEOs will be at the 2026 Annual General Meeting of Members.

The approval of Proposal No. 3, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s NEOs, requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting, whether cast in-person or through proxy.

The Board of Directors recommends a vote “FOR” Proposal No. 3, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers. Abstentions and broker non-votes will have no effect on the outcome of the vote.

2025 PROXY STATEMENT 41

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides an overview and analysis of our executive compensation program, including: (i) the elements of our compensation program for our NEOs listed below; (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions.

Chris Villavarayan

Chief Executive Officer and President

Carl D. Anderson II

Senior Vice President and Chief Financial Officer

Troy D. Weaver

President, Global Refinish

Hadi H. Awada

President, Global Mobility Coatings

Shelley J. Bausch

Former President, Global Industrial Coatings

Executive Summary

2024 Highlights

Performance Highlights and Business Conditions

2024 was a very strong year for Axalta as we executed against the 2026 A Plan. In 2024, we achieved Company record net sales of $5.3 billion (up $92 million versus 2023), net income of $391 million (up $122 million versus 2023) and Adjusted EBITDA of

$1,116 million (up $165 million versus 2023), along with strong cash provided by operating activities, free cash flow and other financial results. We also continued to strengthen our balance sheet and made significant productivity investments into the business.

Pay Outcomes

The 2024 incentive compensation of our NEOs reflects our strong financial and operational performance, including the highlights noted above. Notable incentive compensation outcomes for 2024 include the following that are discussed in greater detail in this Compensation Discussion and Analysis:

•

Based on the plan design set by the Compensation Committee under our 2024 annual bonus plan (“ABP”), the Company’s performance was above target for each of Adjusted EBIT, Adjusted EBIT margin and Free Cash Flow, and our NEOs received an average 2024 ABP payout of approximately 144% of target based on the Company’s financial performance before accounting for individual modifications.

•

2024 marked the end of the performance cycle for performance share unit (“PSU”) awards granted in 2022, with such awards paying out at approximately 26% of target based on the Company’s Adjusted Diluted Earnings Per Share (“Adjusted EPS”) and return on invested capital (“ROIC”) across all performance periods.

For further discussion of our ABP and PSU awards, see “Annual Performance-Based Compensation” beginning on page 49 and “2022-2024 PSU Payout” beginning on page 56.

42 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Role of “Say on Pay” Votes

We provide our shareholders with the opportunity to cast an annual, non-binding advisory vote on our executive compensation program for our NEOs (referred to as a “Say on Pay” proposal) and the Compensation Committee considers this vote in future compensation determinations for our NEOs. At our 2024 Annual General Meeting, 98.65% of the votes cast on the “Say on Pay” proposal were voted in favor of the compensation of our NEOs, which we consider to be strong support for our executive compensation program, practices and policies. Though we did make certain changes to our compensation program for 2025, as are detailed below, due to the strong support for our “Say on Pay” proposal at the 2024 Annual General Meeting, no significant changes were made to our compensation program on the basis of such voting results. Notwithstanding historical shareholder support for our compensation program, the Compensation Committee continually reassesses the competitiveness of our compensation program and its appropriateness in supporting our business strategy. Changes to the program have been, and will continue to be, made to align with our business priorities, market norms and best practices.

Shareholder Feedback

To ensure that our Board and Compensation Committee are apprised of the views of our shareholders and the proxy advisory firms, senior management regularly engages with these parties, including with respect to our executive compensation program, and follows developments in their methodologies and analyses as well as market practices. As part of this process, we conduct regular outreach initiatives with our significant shareholders. Between March 2024 and March 2025, we met with the holders of an aggregate of approximately 55% of our outstanding common shares, and approximately 60% of our actively-managed fund shareholders. No significant concerns regarding our compensation program were raised during these engagements. Our Compensation Committee will continue to consider the input from these parties along with the outcome of our shareholders’ votes on “Say on Pay” proposals when making future decisions on our compensation programs for NEOs. Shareholders who would like to communicate on executive compensation directly with the Compensation Committee or the Board may contact the Board of Directors as described above in the section “Communications with the Board.”

2025 Incentive Compensation Program Changes

In November 2024, the Compensation Committee approved a modified plan design for our 2025 ABP. For the 2025 ABP, Adjusted EBITDA and Adjusted EBITDA margin replaced Adjusted EBIT and Adjusted EBIT margin, respectively, with Free Cash Flow remaining as the third financial metric. The Compensation Committee made this change because Adjusted EBITDA is one of our key externally-reported financial metrics, and it believes that the change further aligns management’s interests with the interests of our shareholders. Like 2024, all employees that are eligible for the 2025 ABP will be subject to the same company-wide ABP targets for the three financial performance metrics, which is consistent with our ONE Axalta philosophy. Individual performance will continue to serve as a modifier to the entirety of the payout earned through achievement of the financial metrics alone, and final payouts will continue to range from 0% to 200% of target. In March 2025, the Compensation Committee also made changes to the plan design for the PSUs issued in 2025. Like the 2024 PSUs, the 2025 PSUs will continue to be split equally between PSUs having a three-year performance target tied to relative total shareholder return and PSUs having a three-year performance target tied to financial performance. For the 2025 PSUs tied to a financial performance target, the Compensation Committee approved the change in the financial performance target from Adjusted EBITDA to Adjusted EPS, which will be measured on a three-year cumulative basis. We are making this change because Adjusted EPS represents another key external performance metric and to maintain separate metrics in our short- and long-term incentive plans.

2025 PROXY STATEMENT 43

COMPENSATION DISCUSSION AND ANALYSIS

Objectives, Philosophy and Practices

COMPENSATION PHILOSOPHY

PAY-FOR-PERFORMANCE	Provide our executives with a compensation structure that incentivizes achievement of near-term performance targets and long-term shareholder value
ATTRACT & RETAIN	Attract and retain highly qualified executives to advance Axalta's business objectives
BALANCED COMPENSATION	Maintain a compensation structure that includes multiple forms of compensation and performance objectives to focus executives on overall Company performance
ADVANCEMENT OF SHAREHOLDER INTERESTS	Executive compensation program designed to ensure that a portion of an executive's compensation is related to factors that create shareholder value
CONSTANT IMPROVEMENT	Frequent reviews of best practices and regulatory requirements allows us to review, refine, and improve our executive compensation program

Our compensation philosophy is rooted in pay-for-performance, with compensation that is structured to incentivize management to achieve near-term performance targets as well as long-term shareholder value creation, without motivating undue risk-taking. This means that a significant amount of our NEOs’ compensation is based on performance and contingent on the Company achieving near-term and long-term performance targets. Our compensation program includes multiple forms of compensation and performance objectives, and, as a result, the aggregate compensation that may be earned by our NEOs is not dependent on a single form of compensation or a single performance objective. We believe this compensation structure incentivizes our NEOs to focus on Axalta’s overall performance.

Overall, we believe our compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence shareholder value.

We maintain several guiding practices and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices are considered and addressed.

44 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

What We Do	What We Don’t Do

☑  Align pay and performance

☑  Significant portion of executive officers’ pay is at-risk

☑  Encourage sustained focus by setting multi-year performance objectives for performance-based equity awards when granted

☑  Apply stock ownership policies for executive officers and directors

☑  Incentive compensation recoupment policies that permit recoupment in the event of a financial restatement as well as a covered person’s material breach of certain Company policies

☑  Include “double trigger” Change-in-Control provisions in equity awards

☑  Fully independent Compensation Committee

☑  Independent compensation consultant

☑  Mitigate undue risk in compensation programs

☑  Provide reasonable post-employment and change-in-control severance

☒  No single trigger vesting of equity awards upon a Change-in-Control

☒  No NEO employment agreements

☒  No excessive perquisites

☒  No tax gross-ups

☒  No hedging transactions by officers, directors or employees

☒  No pledging of shares as collateral by officers, directors or employees

☒  No speculating in short-term movements in price of shares by officers, directors or employees

☒  No discounted stock options or repricing of underwater options

☒  No excessive risk-taking

Pay for Performance

Total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing near-term incentives and long-term incentives tied to our financial performance and stock price performance, to align the interests of management with the interests of our shareholders. The variable annual performance-based awards and the long-term equity awards, including the PSU awards, are designed to ensure that total compensation reflects our overall level of success and to motivate the NEOs to meet appropriate performance measures tied to maximizing shareholder value. The mix of base salary, annual bonus and long-term equity incentive compensation for our NEOs is shown in the charts below. The Compensation Committee determined this mix, taking into account market compensation information and with the intention of balancing both long-term and near-term objectives and motivating each NEO to attain those objectives.

CEO PAY MIX
16%
13%
71%
OTHER NEOs PAY MIX
21%
27%
52%
Long-Term Equity Incentive*
Annual Bonus*
Base Salary

*Based on target performance levels

2025 PROXY STATEMENT 45

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation Program

Compensation for our NEOs consists primarily of the elements, and the corresponding objectives, identified in the following table.

Compensation Element	Primary Objectives

Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

Annual performance-based compensation	To promote our annual performance objectives across our workforce and reward individual contributions to the achievement of those objectives.

Long-term equity incentive awards

To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of our common shares.

Defined contribution plans	To provide an opportunity for tax-efficient savings and long-term financial security.

Severance arrangements	To encourage the continued focus and dedication of key individuals.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at a relatively low cost to us.

To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. Our Compensation Committee has primary authority to determine and approve compensation decisions with respect to our NEOs. For 2024, compensation for our NEOs reflected the overall performance of the Company, each individual’s area of responsibility and each individual’s specific contributions to Axalta’s performance. Our compensation decisions for the NEOs in 2024 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

Compensation Governance: Oversight and Administration of the Executive Compensation Program

46 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee, which is comprised entirely of independent directors, oversees the Company’s executive compensation program and has the primary authority to establish the general compensation policies of the Company and to determine and approve the compensation of our NEOs. The Compensation Committee is charged with, among other things, reviewing compensation policies and practices to ensure: (i) adherence to our compensation philosophies; and (ii) that the total compensation of our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, the competitive market for talent and our NEOs’ level of expertise and experience in their respective positions. In addition to the considerations described above, the Compensation Committee is primarily responsible for: (a) determining any future adjustments to base salary and target annual performance-based award levels (representing the non-equity incentive compensation that may be awarded expressed as a percentage of base salary or as a dollar amount for the year) for the CEO and other NEOs; (b) assessing the performance of the CEO and other NEOs for each applicable performance period; and (c) determining the awards to be paid to our CEO and other NEOs under the long-term equity incentive program for each year. The Compensation Committee is also delegated the authority to administer our equity incentive plans and approve equity grants thereunder.

The Compensation Committee annually reviews the performance and compensation of our senior executives, including the NEOs. To aid the Compensation Committee in making its determinations, the CEO, with input from and in consultation with the Chief Human Resources Officer (the “CHRO”), provides recommendations to the Compensation Committee regarding the compensation of all NEOs, excluding himself. The Compensation Committee determines the compensation of the CEO, and the CEO does not participate in discussions about his own compensation. In particular, the Compensation Committee, with input from the other non-employee directors, evaluates the CEO’s performance against goals that are reviewed with, and subject to input from, the Board during the beginning part of each year. In determining compensation levels for all NEOs, the Compensation Committee considers each NEO’s particular position and responsibility, reviews executive compensation data for our industry, and receives advice from the independent compensation consultant as discussed below.

Role of the Independent Compensation Consultant

The Compensation Committee engages an independent compensation consultant on executive compensation matters. The services provided by the independent compensation consultant include:

•	attending Compensation Committee meetings, including executive sessions, to present and offer independent recommendations, insights and perspectives on compensation matters;

•	assessing how our executive compensation program aligns with our pay for performance philosophy;

•	informing the Compensation Committee of regulatory and other developments relating to executive compensation practices;

•	assessing the appropriateness of our peer group used to inform our executive compensation program;

•	advising on the design and structure of, as well as the performance targets set under, our annual and long-term compensation plans;

•	conducting an annual risk assessment of our compensation programs;

•	assessing the market competitiveness of our executive compensation program;

•	assessing the market competitiveness of our non-employee director compensation program; and
•

identifying potential changes to our executive compensation and non-employee director compensation programs to maintain market competitiveness, consistency with business strategies, good governance practices and alignment with shareholder interests.

Pearl Meyer has served as the Compensation Committee’s independent compensation consultant since 2022 and the Compensation Committee determined that Pearl Meyer does not have a relationship with the Company that would present a conflict of interest with Pearl Meyer serving as the Compensation Committee’s advisor or would impair its independence. In making this determination, the Compensation Committee considered, among other things, the following factors: (1) the amount of fees paid by the Company to Pearl Meyer as a percentage of its total revenue; (2) Pearl Meyer’s policies and procedures to prevent or mitigate conflicts of interest; (3) that there are no other business or personal relationships between Pearl Meyer and members of the Compensation Committee or Axalta executive officers; and (4) none of the representatives of Pearl Meyer who provide compensation services to the Company own any Axalta common shares.

2025 PROXY STATEMENT 47

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Peer Group and Survey Data

We believe that total compensation opportunities for our senior management (including the NEOs) should be competitive with comparable opportunities for individuals with similar positions, experience and responsibilities in our marketplace. We use median compensation data from our peer group as a reference point when setting individual compensation and calibrate variable compensation opportunities to provide actual compensation opportunities above peer data when Company and individual performances are strong, while providing for consequences when performance targets are not met.

For purposes of setting 2024 compensation for our NEOs, Pearl Meyer provided the Compensation Committee with a comprehensive report that included publicly available compensation data relating to the peer group set forth in the table below as well as compensation data from Willis Towers Watson’s general industry survey.

The Compensation Committee utilized the peer group set forth below as the primary reference point for setting the 2024 compensation for our NEOs. The peer group broadly reflects the companies with which we compete for talent, business and investment capital based on the scope of our operations, as measured by revenue and market capitalization. The Company was positioned at the 45th percentile relative to the peer group on the basis of trailing twelve months revenue at the end of June 2023 and the 55th percentile on the basis of market capitalization as of August 8, 2023.

Axalta Compensation Peer Group

Albemarle Corporation	International Flavors & Fragrances Inc.

Ashland, Inc.	Minerals Technologies, Inc.

Avient Corporation	NewMarket Corporation

Cabot Corporation	Olin Corporation

Celanese Corporation	PPG Industries Inc.

Eastman Chemical Co.	RPM International Inc.

Element Solutions Inc	Stepan Company

FMC Corporation	The Chemours Company

H.B. Fuller Company	The Sherwin-Williams Company

Huntsman Corporation	Tronox Holdings plc

Elements of 2024 Compensation Program

Base Salary

We set base salaries for our NEOs generally at a level we believe is necessary to attract and retain individuals with superior talent. Each year, the Compensation Committee will determine base salary adjustments, if any, after reviewing a variety of factors, including market data, level of responsibility, time in position and internal equity, and evaluating the job responsibilities and demonstrated proficiency of the NEOs as assessed by the Compensation Committee and, for NEOs other than the CEO, in conjunction with recommendations made by the CEO, with input from and in consultation with the CHRO.

Based on the Compensation Committee’s review of the job responsibilities, market data, proficiency and individual performance of each NEO, in February 2024, the Compensation Committee set base salaries effective March 11, 2024 for all NEOs. The salary increase for Mr. Villavarayan represents a movement toward the median base salary of chief executive officers of companies in our compensation peer group.

Name(1)	2023	Increase	Effective March 11, 2024

Chris Villavarayan	$1,000,000	$100,000	$1,100,000

Carl D. Anderson II	$665,000	$28,263	$693,263

Troy D. Weaver	$541,848	$58,546	$600,394

Hadi H. Awada	$528,969	$42,531	$571,500

Shelley J. Bausch	$534,313	$37,187	$571,500

(1)

In addition to the Compensation Committee’s annual review of the base salaries of our NEOs, the Compensation Committee approved base salary increases for each of the three business Presidents in connection with their respective transitions to such roles effective January 1, 2024.

48 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Annual Performance-Based Compensation

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s relative contribution to our performance. To emphasize the importance of near-term performance, NEOs are generally eligible to receive annual performance-based awards under our ABP in the event certain specified performance measures are achieved.

The ABP pool is determined by the Compensation Committee based upon a pre-established formula with reference to the achievement of company-wide performance targets established annually by the Compensation Committee and based on the Company’s Board-approved budget and financial plan.

2024 Annual Bonus Plan Formula

In 2024, we aligned the Company’s short-term goals and annual priorities by shifting to one global ABP based on Company-wide financial performance. The financial metrics (Adjusted EBIT, Adjusted EBIT Margin, and Free Cash Flow, each as defined below) did not change with the new global ABP, but all metrics were measured based on total Company performance without regard to business unit or region-specific metrics to determine payout. In addition, the global ABP utilizes a modifier for individual performance, rather than a separate weighted metric, to differentiate the bonus for each employee. Each participant, including NEOs, starts with the same financial funding relative to their target bonus, but their individual bonus may be modified based on performance against their individual goals, alignment with Company behaviors and relative contribution to the Company’s success.

Under the terms of the ABP, the NEOs’ annual incentive awards are based on a percentage of their base salaries. Once the achievement of corporate and business financial performance against targets has been determined, the Compensation Committee reviews and approves the individual modifier to be applied to the NEO’s ABP award based on each respective NEO’s business impact, leadership and attainment of individual objectives, as well as other related factors. In addition, in determining the achievement of financial performance targets, the Compensation Committee may account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance.

2024 Annual Bonus Plan Target Percentages

The 2024 target percentage under the ABP approved by the Compensation Committee for each of our NEOs is set forth in the table below. Changes to the 2023 target bonus opportunities of Messrs. Weaver and Awada and Ms. Bausch are set forth in the below table and reflect the expanded responsibilities for such NEOs in 2024.

Name	2023 Target-level % (of base salary)	Increase	2024 Target-level % (of base salary)	2024 Target Bonus Amount

Chris Villavarayan	125%	—%	125%	$1,375,000

Carl D. Anderson II	90%	—%	90%	$623,937

Troy D. Weaver	70%	5%	75%	$450,296

Hadi H. Awada	70%	5%	75%	$428,625

Shelley J. Bausch	70%	5%	75%	$428,625

2025 PROXY STATEMENT 49

COMPENSATION DISCUSSION AND ANALYSIS

2024 Annual Bonus Plan – Weighted Company Performance

For the year ended December 31, 2024, the financial performance metrics under the ABP were based upon Adjusted EBIT (as defined below), Adjusted EBIT Margin (as defined below) and Free Cash Flow (or FCF) (as defined below) based on total Company performance.

We selected Adjusted EBIT because profitable growth is an important measure of the financial performance of our Company, Adjusted EBIT Margin because operating efficiency is essential to drive shareholder value, and Free Cash Flow because we believe the amount of free cash flow that we generate each year is important for us to maintain appropriate working capital, complete acquisitions, pay down gross debt, and otherwise deploy capital, including returning capital to shareholders.

For each performance year under the ABP, the Compensation Committee assigns a target, threshold and maximum payout level to each financial performance metric where the actual payout can range from 0% to 200% of the assigned target weighting depending on our achievement of such performance measures. The Compensation Committee sets these targets in order to challenge our executives, including our NEOs, to drive our financial and business performance, taking into account the state of our business, industry dynamics and other business conditions. When setting the ABP targets for 2024, the Compensation Committee considered how the targets compared to the forecasted 2023 results as well as the amounts used for 2023 ABP payouts available at the time targets were approved. In setting the 2024 ABP target for Free Cash Flow, the Compensation Committee considered the impact of the anticipated cash expenditures associated with the 2024 Transformation Initiative, resulting in a target level modestly below the 2023 actual Free Cash Flow result.

50 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

The following chart sets forth for the 2024 ABP the weighting of each financial performance metric and the threshold, target and maximum performance targets, as well as the actual performance achieved, for the year ended December 31, 2024:

Metric(1)	Weighting (% of Award Target)	Threshold (50% Payout(2))	Target (100% Payout(2))	Maximum (200% Payout(2))	Actual Performance Achieved	Payout as % of Weighting	Payout (Weighted % of Total Payout)

Adjusted EBIT	50%	$643	$772	$884	$835	151.3%	75.7%

Adjusted EBIT Margin	25%	13.9%	14.9%	16.6%	15.9%	160.9%	40.2%

FCF	25%	$383	$435	$544	$451	113.2%	28.3%

						Total	144.2%

(1)	All $ values are in $ millions.
(2)

Achievement below threshold results in zero payout while achievement in excess of maximum performance is capped at 200% of target for each metric. Results between threshold and target and target and maximum are determined on a linear basis.

Adjusted EBIT, for purposes of the 2024 ABP, differs from Adjusted EBIT as externally reported for the year ended December 31, 2024 (a reconciliation of which is included in Appendix A) because it excludes the contributions of The CoverFlexx Group acquisition and, consistent with the plan design approved by the Compensation Committee in February 2024, amortization of acquired intangibles is deducted from Adjusted EBIT and step-up depreciation from the acquisition of DuPont Performance Coatings is added to Adjusted EBIT. Adjusted EBIT Margin, for purposes of the 2024 ABP, is calculated by dividing Adjusted EBIT, as described above, by Axalta’s 2024 net sales. Free Cash Flow, for purposes of the 2024 ABP, is defined as Free Cash Flow as externally reported for the year ended December 31, 2024 (a reconciliation of which is included in Appendix A).

2025 PROXY STATEMENT 51

COMPENSATION DISCUSSION AND ANALYSIS

2024 Annual Bonus Plan – Individual Modifier

2024 ABP awards utilize a modifier for individual performance, which is approved by the Compensation Committee for each NEO, that is determined based on each NEO’s performance against individual goals which includes business unit or functional performance, alignment with Company-desired behaviors and relative contribution to the Company’s success, among other factors. The actual modifier can range from 0 to 200%

depending on the NEO’s individual contributions during the performance period; however, all individual awards are limited to 200% of the individual’s target bonus for the year.

For 2024, the Compensation Committee considered the following key achievements in approving the following modifiers for each of our NEOs.

Name	Individual Performance Modifier	2024 Performance Considerations

Chris Villavarayan	100%

•  Oversaw development and rollout of the 2026 A Plan, setting Axalta’s three-year growth strategy

•  Oversaw record financial results in net sales and Adjusted EBITDA for the second consecutive year

•  Oversaw the development and execution of the 2024 Transformation Initiative

Carl D. Anderson II	105%

•  Drove strong financial results, including reducing net leverage to 2.5x, the lowest year-end figure in Company history

•  Enhanced talent development and succession in the Company’s finance function

•  Strengthened the Company’s cybersecurity posture

Troy D. Weaver	95%

•  Oversaw year-over-year growth for the Global Refinish business globally amid a challenging macroeconomic backdrop

•  Oversaw multiple acquisitions, including the acquisition of The CoverFlexx Group, a leading aftermarket coatings business focused on economy customers in North America

•  Oversaw integration of operations into the Global Refinish business, delivering strong performance against operational metrics

Hadi H. Awada	110%

•  Exceeded financial targets, delivering on growth in net sales and Adjusted EBIT margin through new business in China and Latin America, as well as pricing actions

•  Oversaw the integration of operations into the Global Mobility business, exceeding operational metrics

•  Advanced talent development through introduction of early careers rotational program

Shelley J. Bausch	85%	• Oversaw year-over-year financial improvement in Adjusted EBIT and Adjusted EBIT margin • Oversaw the integration of operations into the Global Industrial Coatings business

52 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

2024 Annual Bonus Plan – Results

Based on the considerations described above, our level of performance in relation to the Company-wide financial performance targets and each NEO’s individual performance modifier, the weighted bonus payout percentage and the ABP awards earned by our NEOs, are set forth in the table below.

Name	2024 Target Bonus Amount	Financial Performance Metrics Payout %	Individual Performance Modifier	Actual Award	Payout as % of Target

Chris Villavarayan	$1,375,000	144.2%	100%	$1,982,750	144.2%

Carl D. Anderson II	$ 623,937	144.2%	105%	$ 944,703	151.4%

Troy D. Weaver	$ 450,296	144.2%	95%	$ 616,860	137.0%

Hadi H. Awada	$ 428,625	144.2%	110%	$ 679,885	158.6%

Shelley J. Bausch	$ 428,625	144.2%	85%	$ 525,366	122.6%

Long-Term Equity Incentive Awards

Our NEOs are eligible to receive long-term equity incentive awards, which comprise a majority of their compensation opportunity. In 2024, our NEOs received long-term incentive awards under our equity incentive plan, which were allocated 60% in PSUs and 40% in

RSUs in order to motivate and retain our NEOs and align their interests with those of our shareholders. All equity types are subject to a risk of forfeiture should the NEO’s employment terminate prior to the vesting date absent certain exceptions.

Annual awards under our long-term incentive program were granted (at target value) in 2024 as follows:

Name	PSUs ($)	RSUs ($)	Total ($)

Chris Villavarayan	3,600,000	2,400,000	6,000,000

Carl D. Anderson II	1,050,000	700,000	1,750,000

Troy D. Weaver	675,000	450,000	1,125,000

Hadi H. Awada	540,000	360,000	900,000

Shelley J. Bausch(1)	540,000	360,000	900,000

(1)	PSUs and the unvested portion of the RSUs granted to Ms. Bausch in 2024 were forfeited upon the termination of her employment with the Company in March 2025.

2025 PROXY STATEMENT 53

COMPENSATION DISCUSSION AND ANALYSIS

Performance-Based Stock Awards

2024 Target PSUs

The target number of annual PSUs granted to our NEOs during the year ended December 31, 2024 is listed below.

Name	Target Number of Performance Stock Units Granted in 2024

Chris Villavarayan	110,836

Carl D. Anderson II	32,326

Troy D. Weaver	20,780

Hadi H. Awada	16,624

Shelley J. Bausch(1)	16,624

(1)	PSUs granted to Ms. Bausch in 2024 were forfeited upon the termination of her employment with the Company in March 2025.

2024 PSUs

50% of the target amount of PSUs granted in 2024 (the “2024 PSUs”) may be earned based on the Company’s performance relative to Adjusted EBITDA and 50% may be earned based on the Company’s relative total shareholder return (“Relative TSR”). The 2024 PSUs with Adjusted EBITDA as the performance metric have a three-year performance period comprising January 1, 2024 through December 31, 2026. The 2024 PSUs with Relative TSR as the performance metric have a three-year performance period commencing on the day immediately prior to the grant date and ending on the day immediately prior to the third anniversary of the grant date. Adjusted EBITDA, for purposes of the 2024 PSUs, means the Company’s earnings before interest, taxes, depreciation and amortization, adjusted for

(i) certain non-cash items included within net income, (ii) certain items not indicative of ongoing operating performance and (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or are not reasonably likely to recur within the next two years, each as determined by the Compensation Committee and subject to certain other adjustments made in the Compensation Committee’s discretion. Relative TSR compares the Company’s total shareholder return against that of companies in the S&P 400 MidCap Index at the end of the performance period. The maximum number of shares that may be earned with respect to the 2024 PSUs is 200% of the target number of shares.

2024 TARGET PSU WEIGHTING

Cumulative Three-Year Performance Periods

50%
ADJUSTED EBITDA
50%
RELATIVE TOTAL SHAREHOLDER RETURN

54 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee selected Adjusted EBITDA and Relative TSR as the performance metrics for the 2024 PSUs because they believe these metrics are important indicators of long-term financial performance and shareholder value creation. The Compensation Committee believes that this PSU design incentivizes management to focus on driving both sustainable financial performance and shareholder value. The Compensation Committee set threshold, target and maximum Adjusted EBITDA and Relative TSR performance targets for the applicable performance periods in February 2024 when the 2024 PSUs were awarded, with the performance targets selected based on the Company’s long-term strategic growth plan.

The Compensation Committee will determine Adjusted EBITDA and Relative TSR following the end of the applicable performance periods, with the results being measured against that period’s pre-established targets. In making such determinations, the Compensation Committee has discretion to account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance. Accelerated vesting may occur upon certain terminations of employment following a Change-in-Control as described below under the section “Severance Arrangements.”

The table below sets forth the PSUs, as a percentage of the target PSU grant, that would vest, based on the Company’s achievement of Adjusted EBITDA and Relative TSR, respectively, for the applicable performance periods.

2024 PSUs Vesting Schedule
Adjusted EBITDA Performance	PSUs that would vest as % of target (Adjusted EBITDA)	Relative TSR Performance	PSUs that would vest as % of target (Relative TSR)(1)

<Threshold	0%	<25th percentile	0%

Threshold	50%	25th percentile	50%

Target	100%	50th percentile	100%

Maximum	200%	75th percentile	200%

(1)	If the Company’s absolute total shareholder return is negative, then any award payout shall not exceed 100% of the award target.

Earned awards, if any, will vest upon the Compensation Committee’s determination (in 2027) of the Company’s achievement of Adjusted EBITDA and Relative TSR, for the applicable performance periods, subject to the executive’s continued employment as of the date of such determination. Where performance for Adjusted EBITDA or Relative TSR is achieved at a level between threshold and target or target and maximum, the number of PSUs eligible to vest for such metric is calculated using straight-line interpolation.

2025 PROXY STATEMENT 55

COMPENSATION DISCUSSION AND ANALYSIS

2022-2024 PSU Payout

For PSUs granted in 2022 (the “2022 PSUs”) to our then-serving NEOs, the Compensation Committee reviewed in March 2025 the Company’s performance relative to the Adjusted EPS and ROIC performance targets that the Compensation Committee set in March 2022 for the 2022, 2023 and 2024 performance periods and the three-year cumulative performance period, as well as the Company’s Relative TSR against the S&P 400 Materials Index over the cumulative three-year performance period, which serves as a modifier to the overall award.

The below table sets forth the relevant Adjusted EPS and ROIC thresholds, targets and maximums, as well as the actual results, for each of the relevant performance periods. For the 2024 performance period and the cumulative three-year performance period, Adjusted EPS was below threshold and therefore no PSUs were earned for such performance periods based on this metric. ROIC was above threshold but below target, resulting in the vesting of 2.25% and 2.43% of the target 2022 PSUs for the 2024 performance period and the cumulative three-year performance period, respectively, as is shown below. The Company’s TSR over the three-year period was approximately 26%, which resulted in a Relative TSR at the 50th percentile of the peer group, and therefore there was no modification to the overall award, with the 2022 PSUs vesting at approximately 26% of target.

Period	Weight	Metric	Threshold	Target	Maximum	Result	% of Target	% Banked

2022	25%	Adjusted EPS (70%)(1)	$ 1.42	$ 1.78	$ 2.14	$ 1.72	96.36%	15.11%
		ROIC (30%)(2)	11.80%	14.80%	17.80%	14.07%	95.07%	6.12%
							2022 Total	21.23%

2023	25%	Adjusted EPS (70%)(1)	$ 2.09	$ 2.61	$ 3.13	$ 1.65	63.22%	—%
		ROIC (30%)(2)	16.30%	20.40%	24.50%	14.93%	73.19%	—%

							2023 Total	—%

2024	25%	Adjusted EPS (70%)(1)	$ 2.42	$ 3.03	$ 3.64	$ 2.18	71.95%	—%
		ROIC (30%)(2)	18.20%	22.70%	27.20%	18.46%	81.32%	2.25%
							2024 Total	2.25%

Cumulative 3-Years	25%	Adjusted EPS (70%)(1)	$ 5.94	$ 7.42	$ 8.90	$ 5.54	74.66%	—%
		ROIC (30%)(2)	15.40%	19.30%	23.20%	15.82%	81.97%	2.43%
							Cumulative Total	2.43%

(1)

Adjusted EPS is defined as the diluted earnings per share of the Company, adjusted for (i) certain non-cash items included within net income, (ii) certain items not indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not occurred within the last two years or are not reasonably likely to recur within the next two years, each as determined by the Compensation Committee and subject to certain other adjustments made in the Committee’s discretion. Adjusted EPS for purposes of the 2022 PSUs differs from our externally-reported Adjusted EPS (as set forth in Appendix A for 2023 and 2024) because, consistent with the plan design approved by the Compensation Committee in February 2022, step-up depreciation and amortization from the acquisition of DuPont Performance Coatings is an adjustment to calculate Adjusted EPS for purposes of the 2022 PSUs while amortization of all acquired intangibles is not. In addition, the Compensation Committee, in its discretion, made adjustments to (i) 2022 Adjusted EPS to account for the net impacts of our December 2022 term loan refinancing, headwinds from lockdowns in China related to COVID-19, foreign exchange headwinds and the then-estimated impact of the conflict in Russia-Ukraine, (ii) 2023 Adjusted EPS to account for the net impacts of our December 2022 term loan refinancing and the refinancing of our 2025 Senior Notes in 2023, and (iii) 2024 Adjusted EPS to account for the net impacts of our December 2022 term loan refinancing, the refinancing of our 2025 Senior Notes in 2023 and the acquisitions of André Koch AG in 2023 and The CoverFlexx Group in 2024, in each case, because such impacts were not contemplated at the time targets were set for the 2022 PSUs.

(2)

ROIC is calculated as Adjusted EBIT (the same amount determined for purposes of the ABP) divided by invested capital. ROIC for purposes of the 2022 PSUs differs from our externally-reported ROIC (as set forth in Appendix A for 2023 and 2024) because, consistent with the plan design approved by the Compensation Committee in February 2022, ROIC is calculated as Adjusted EBIT divided by invested capital, with invested capital consisting of equity plus debt less cash and cash equivalents, determined as of the beginning of the applicable fiscal year. Our externally-reported ROIC is calculated as Adjusted EBIT, after tax rate, as adjusted, divided by the average of invested capital at the beginning of the period and at the closing of the period. In addition, 2023 and 2024 Adjusted EBIT for purposes of the 2022 PSUs (which is used in the calculation of ROIC) differs from our externally-reported Adjusted EBIT because amortization of acquired intangibles is deducted from, and step-up depreciation from the acquisition of DuPont Performance Coatings is added to, Adjusted EBIT. The Compensation Committee, in its discretion, made adjustments to (i) 2022 ROIC to account for the net impacts of the headwinds from lockdowns in China related to COVID-19, foreign exchange headwinds and the then-estimated impact of the conflict in Russia-Ukraine and (ii) 2024 ROIC to account for the acquisitions of Andrè Koch AG in 2023 and The CoverFlexx Group in 2024, in each case, because such impacts were not contemplated at the time targets were set for the 2022 PSUs.

56 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

RSUs

RSUs granted under our equity incentive plan generally have vesting schedules that are designed to encourage a recipient’s continued employment and to drive shareholder value. The annual RSUs granted to our NEOs in 2024 vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued

employment on each applicable vesting date. Accelerated vesting may occur upon certain terminations of employment following a Change-in-Control as described below under the section “Severance Arrangements.” The number of annual RSUs granted to our NEOs during the year ended December 31, 2024 is listed below.

Name	Number of RSUs Granted in 2024

Chris Villavarayan	73,893

Carl D. Anderson II	21,553

Troy D. Weaver	13,856

Hadi H. Awada	11,085

Shelley J. Bausch(1)	11,085

(1)	The then-unvested portion of the RSUs granted to Ms. Bausch in 2024 was forfeited upon the termination of her employment with the Company in March 2025.

2025 PROXY STATEMENT 57

COMPENSATION DISCUSSION AND ANALYSIS

Defined Contribution Plans

401(k) Plan

We maintain a defined contribution plan (the “401(k) Plan”) that is tax-qualified under Section 401(a) of the Internal Revenue Code (the “Code”). The 401(k) Plan permits our eligible employees to defer receipt of portions of their eligible compensation, subject to certain limitations imposed by the Code. Employees may make pre-tax contributions, Roth contributions, catch-up contributions and after-tax contributions to the 401(k) Plan. The 401(k) Plan provides matching contributions in an amount equal to 100% of each participant’s pre-tax contributions and/or Roth contributions up to a maximum of 4% of the participant’s annual eligible compensation, subject to certain other limits, and a non-discretionary Company contribution of up to 3% of the participant’s annual eligible compensation. Participants are 100% vested in all contributions, including Company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our U.S. salaried employees, including the NEOs.

Deferred Compensation Plan

In addition to the 401(k) Plan, in 2024 we maintained a deferred compensation plan for a select group of highly compensated, senior management employees, including NEOs. The Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan became effective June 1, 2014. Members of our senior management team, including our NEOs, are eligible to defer up to 100% of their base salary in excess of the annual limits under section 401(a)(17) of the Code to this plan, provided that these individuals first maximize their elective deferrals to the 401(k) Plan. Participants in the plan may also defer future bonus amounts. This plan provides for a 4% excess matching contribution and a 3% excess contribution on deferred salary, each provided at the Company’s discretion, as well as an additional discretionary contribution as determined by the Compensation Committee.

Other Compensation Policies and Considerations

Executive Officer Stock Ownership Guidelines

To directly align the interests of our executive officers with our shareholders, our Compensation Committee has adopted stock ownership and holding guidelines. The guidelines require that, within five years of becoming subject to the guidelines or the appointment to their current position, the executive officers listed below must directly or indirectly own an amount of our common shares and unvested RSUs at least equal to the multiple of their respective base salaries set forth below. Holdings of PSUs and unexercised stock options are not counted in determining whether the applicable ownership level is met.

Group	Ownership Level

CEO	5x base salary

President and Senior Vice President direct reports to CEO	2x base salary

An executive who does not satisfy the ownership requirement must retain 50% of our common shares acquired upon stock option exercises and 75% of our common shares issued upon the vesting of RSUs and PSUs, in each case net of applicable taxes, until the executive satisfies the ownership requirement. The

Compensation Committee reviews each NEO’s compliance with the stock ownership and holding guidelines on an ongoing basis based on the NEO’s current base salary and the price of our common shares. All of our NEOs met the guidelines or were within the grace period as of December 31, 2024.

Prohibition on Pledging, Hedging and Other Transactions

Our insider trading policy prohibits our officers, directors and employees from pledging their Axalta securities as collateral to secure loans, utilizing their Axalta securities as collateral for margin loans or placing Axalta securities in margin accounts, engaging in hedging transactions or otherwise speculating on short-term movements in the price of our securities.

58 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Practices Related to the Grant of Certain Equity Awards

We do not currently grant awards of stock options, stock appreciation rights or similar option-like instruments. Accordingly, we have no specific policy or practice on the timing of awards of such options in relation to the timing of our disclosure of material nonpublic information.
In the event we determine to grant new awards of such items, the Company will evaluate the appropriate steps to take in relation to the foregoing.

Incentive Compensation Recoupment Policies

The Company maintains a clawback policy as is required by SEC and NYSE rules that applies to certain of the Company’s executive officers (as defined in the NYSE rules), which policy was publicly filed as an exhibit to our Annual Report on Form
10-K
for the year ended December 31, 2023. In accordance with such rules, recoupment under this clawback policy is triggered by the requirement to restate previously issued financial statements under certain circumstances. The Company maintains another incentive compensation recoupment policy that applies to all members of our Executive Committee and certain other members of our senior leadership team, which is triggered by a financial restatement as well as certain other circumstances, including violations of certain Company policies, such as the Code of Business Conduct and Ethics.

Severance Arrangements

Since 2020, the Company has utilized a Restrictive Covenant and Severance Policy (the “Severance Policy”) with respect to all new members of senior leadership, except for the CEO. Messrs. Anderson, Awada and Weaver are all subject to the Severance Policy. Ms. Bausch was subject to the Severance Policy during her employment with the Company. Mr. Villavarayan is party to an Executive Restrictive Covenant and Severance Agreement with the Company
(the “Executive Agreement”). The rights of our NEOs under the Executive Agreement and the Severance Policy (as applicable), which are described in the graphic below, are substantially similar, and, as used in this Compensation Discussion and Analysis, references to “Severance Arrangements” should be read to include the Executive Agreement and the Severance Policy, except where otherwise noted
.

2025 PROXY STATEMENT 59

COMPENSATION DISCUSSION AND ANALYSIS

The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and any other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.

Bausch Separation Agreement

In connection with Ms. Bausch and the Company mutually agreeing that Ms. Bausch would resign from her position as President, Global Industrial Coatings, effective as of January 27, 2025, the Company and Ms. Bausch entered into a Separation and Release Agreement pursuant to the terms of the Severance Policy. Under the Severance Policy, because the termination of Ms. Bausch’s employment was a “Qualifying Termination,” Ms. Bausch was entitled to, subject to her execution and non-revocation of a general release of claims and compliance with certain restrictive covenants, including non-competition obligations, (1) a cash severance payment in the amount of $1,140,523, payable over 12 months in regular installments and (2) certain other benefits under the terms of the Severance Policy, including a lump sum cash payment in an aggregate amount equal to 12 months of the applicable monthly premium cost that Ms. Bausch would be required to pay to continue qualifying health coverage under COBRA. Under the terms of her Separation and Release Agreement, Ms. Bausch remained employed by the Company until March 7,

60 AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

2025, and therefore vested in all equity awards that were scheduled to vest during such period and was also entitled to a bonus under the terms of the 2024 ABP. All of Ms. Bausch’s unvested equity awards as of the termination of her employment were forfeited without payment upon the termination of her employment.

Other Elements of Compensation and Perquisites

We provide our NEOs with certain relatively low-cost personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which are nonetheless an important factor in attracting and retaining talented executives. Our NEOs are eligible under the same plans as all other employees for medical, dental, vision and short-term and long-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We also provide the following additional perquisites to our NEOs and certain other senior management personnel: executive physical, umbrella liability insurance, supplemental long-term disability insurance, global travel insurance, travel for spousal attendance at certain business functions and limited personal use of tickets for sporting and cultural events previously acquired by the Company for business entertainment purposes.

2025 PROXY STATEMENT 61

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee of the Board of Directors consists of the three directors named below.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Respectfully submitted,

COMPENSATION COMMITTEE

William M. Cook (Chair)

Jan A. Bertsch

Deborah J. Kissire

62 AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2024, 2023 and 2022.

Name and Principal Position	Year		Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Compensation Plan ($)(3)	All Other ($)(4)	Total ($)
Chris Villavarayan	2024		1,089,231	—	6,669,447	—	1,982,750	82,207	9,823,635
Chief Executive Officer and	2023		1,000,000	—	6,397,949	—	1,940,000	356,056	9,694,005
President	2022	(5)	—	—	—	—	—	—	—
Carl D. Anderson II	2024		693,161	—	1,945,239	—	944,703	55,285	3,638,388
Senior Vice President and	2023		255,769	500,000	3,756,528	—	928,872	84,942	5,526,111
Chief Financial Officer	2022	(5)	—	—	—	—	—	—	—
Troy D. Weaver	2024		602,196	—	1,250,488	—	616,860	47,978	2,517,522
President, Global Refinish	2023		536,524	—	1,132,380	—	535,980	46,918	2,251,802
	2022		504,554	—	2,037,654	—	286,131	44,228	2,872,567
Hadi H. Awada	2024		575,896	—	1,000,397		679,885	45,376	2,301,554
President, Global Mobility	2023		525,366	—	905,878	—	654,578	45,345	2,131,167
Coatings	2022		505,852	—	1,630,116	—	232,287	38,985	2,407,240
Shelley J. Bausch	2024		575,896	—	1,000,397	—	525,366	50,025	2,151,684
Former President, Global	2023		530,673	—	905,878	—	612,680	44,203	2,093,434
Industrial Coatings	2022		510,962	—	1,630,116	—	88,496	40,384	2,269,958

(1)

Reflects base salary actually paid to each NEO for the applicable calendar year. The 2024 base salary rates as approved by the Compensation Committee, effective as of March 11, 2024, were as follows: Mr. Villavarayan, $1,100,000; Mr. Anderson, $693,263; Mr. Weaver, $600,394; Mr. Awada, $571,500; and Ms. Bausch, $571,500. For additional information, see “Compensation Discussion and Analysis – Base Salary.”

(2)

Amounts represent the aggregate grant date fair value of stock awards determined in accordance with FASB ASC Topic 718. Refer to Critical Accounting Policies and Estimates in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2024, for information regarding the assumptions used to value these awards. These values do not represent amounts paid to or realized by the applicable NEO. Stock awards granted in 2024 include both time-based RSUs and performance-based PSUs, and the grant date fair value included for PSUs is based on performance at target levels, which was the assumed probable outcome of such conditions as of the grant date. Assuming that the highest level of performance conditions will be achieved for the PSUs, the grant date values of the total stock awards made in the fiscal year ended December 31, 2024 are as follows: Mr. Villavarayan, $9,599,951; Mr. Anderson, $2,799,938; Mr. Weaver, $1,799,912; Mr. Awada, $1,439,936; and Ms. Bausch, $1,439,936. Two-thirds of the 2024 RSUs and all of the 2024 PSUs granted to Ms. Bausch were forfeited without payment in connection with her termination of employment in March 2025.

(3)	Amounts represent awards earned under our 2024 ABP. For additional information, see “Annual Performance-Based Compensation” in “Compensation Discussion and Analysis” above.

2025 PROXY STATEMENT 63

EXECUTIVE COMPENSATION

(4)

Other compensation for the year ended December 31, 2024 includes (i) the value of certain perquisites provided to the NEOs and (ii) our contributions to the NEOs’ 401(k) and deferred compensation plan accounts.

Name	Year	Transportation Related ($)	Individual Liability Insurance ($)	Individual Disability Insurance ($)	Employer Contribution to 401(k) ($)	Employer Contribution to Nonqualified Deferred Compensation Plan ($)	Executive Physicals ($)	Other Payments ($)	Total ($)(i)
Chris Villavarayan	2024	—	2,363	4,460	24,150	51,234	—	—	82,207
Carl D. Anderson II	2024	—	2,363	4,850	24,150	23,922	—	—	55,285
Troy D. Weaver	2024	—	2,363	3,919	24,150	17,546	—	—	47,978
Hadi H. Awada	2024	—	2,363	3,100	24,150	15,763	—	—	45,376

Shelley J. Bausch	2024	—	2,363	4,887	24,150	15,775	2,850	—	50,025

(i)

From time to time the Company allows its employees, including the NEOs, the personal use of tickets for sporting and cultural events previously acquired by the Company for business entertainment purposes. In addition, from time to time a guest of an executive may accompany him or her on a business-related flight aboard a private aircraft. There is no incremental cost to the Company for the use of such tickets or such flights and therefore such items are not reflected in the amounts above.

(5)	Executive was not an employee for such year.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Chris Villavarayan	ABP		687,500	1,375,000	2,750,000
	PSU	2/28/2024				55,418	110,836	221,672		4,269,403
	RSU	2/28/2024							73,893	2,400,045

Carl D. Anderson II	ABP		311,969	623,937	1,247,874
	PSU	2/28/2024				16,163	32,326	64,652		1,245,198
	RSU	2/28/2024							21,553	700,041

Troy D. Weaver	ABP		225,148	450,296	900,592
	PSU	2/28/2024				10,390	20,780	41,560		800,446
	RSU	2/28/2024							13,856	450,043

Hadi H. Awada	ABP		214,313	428,625	857,250
	PSU	2/28/2024				8,312	16,624	33,248		640,356
	RSU	2/28/2024							11,085	360,041

Shelley J. Bausch	ABP		214,313	428,625	857,250
	PSU	2/28/2024				8,312	16,624	33,248		640,356
	RSU	2/28/2024							11,085	360,041

(1)

The amounts shown for the ABP represent estimated possible payouts depending on the Company’s financial performance and the participants’ individual performance. Threshold payout reflects threshold Company performance and a 100% individual performance modifier. Target payout reflects target Company performance and a 100% individual performance modifier. Maximum payout reflects maximum Company performance and a 100% individual performance modifier. The amount that can be earned ranges from 0 to 200% of the target payout amount. The actual amounts earned for 2024 are reported in the Summary Compensation Table. For a full description of the ABP, see “Annual Performance-Based Compensation” in “Compensation Discussion and Analysis” above.

(2)

Represents annual PSUs awarded in 2024, with the number of PSUs equal to the target award value divided by the closing stock price on the grant date. The 2024 PSUs cover a three-year performance period and can vest between 0% to 200% of the target award value. See the “Long-Term Equity Incentive Awards – Performance-Based Stock Awards” section in “Compensation Discussion and Analysis” above for more detail.

(3)

Represents annual RSUs awarded in 2024, with the number of RSUs equal to the award value divided by the closing stock price on the grant date. The RSUs vest in equal annual installments on each of the first, second and third anniversaries of the grant date. See the “Long-Term Equity Incentive Awards – RSUs” section in “Compensation Discussion and Analysis” above for more detail.

(4)

The grant date fair values for RSUs and PSUs were determined in accordance with FASB ASC Topic 718. The grant date fair value for RSUs was determined using the closing stock price on the date of the grant. The grant date fair value for PSUs was determined using a valuation methodology (Monte Carlo simulation model) to account for the market conditions linked to these awards. Refer to Critical Accounting Policies and Estimates in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2024, for information regarding the assumptions used to value these awards.

64 AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Outstanding Equity Awards

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2024.

Name	Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Chris Villavarayan	2/28/2024					73,893		2,528,618

	2/28/2024									55,418	1,896,404

	2/28/2023					50,560		1,730,163

	2/28/2023									56,879	1,946,399

Carl D. Anderson II	2/28/2024					21,553		737,544

	2/28/2024									16,163	553,098

	8/14/2023					41,313		1,413,731

	8/14/2023									30,984	1,060,272

Troy D. Weaver	2/28/2024					13,856		474,152

	2/28/2024									10,390	355,546

	2/28/2023					8,949		306,235

	2/28/2023									10,067	344,493

	2/15/2022					4,627		158,336

	2/15/2022					5,394	(5)	184,581	(6)

	2/25/2019	11,574		27.01	2/25/2029

	2/5/2018	8,768		29.81	2/5/2028

	2/6/2017	8,951		29.48	2/6/2027

	2/2/2016	11,006		23.24	2/2/2026

	5/12/2015	10,457		32.50	5/12/2025

Hadi H. Awada	2/28/2024					11,085		379,329

	2/28/2024									8,312	284,437

	2/28/2023					7,160		245,015

	2/28/2023									8,053	275,574

	2/15/2022					3,702		126,682

	2/15/2022					4,315	(5)	147,661	(6)

Shelley J. Bausch	2/28/2024					11,085		379,329

	2/28/2024									8,312	284,437

	2/28/2023					7,160		245,015

	2/28/2023									8,053	275,574

	2/15/2022					3,702		126,682

	2/15/2022					4,315	(5)	147,661	(6)

(1)

Annual RSUs granted in February 2022, February 2023 and February 2024 vest one-third on the first, second and third anniversaries of the respective grant dates. The sign-on RSUs granted to Mr. Anderson in August 2023 vest one-third on the first, second and third anniversaries of the grant date.

(2)

These values equal the number of RSUs multiplied by the closing price of our common shares ($34.22) on December 31, 2024. The actual value of awards at the end of the applicable vesting cycle may vary from the valuations indicated above.

(3)

Based on performance through December 31, 2024, PSUs for the 2023-2025 performance cycle (granted in February 2023) and for the 2024-2026 performance cycle (granted in February 2024) each reflect a threshold performance payout level (50%). PSUs for the 2023-2025 and 2024-2026 performance cycles will vest, if at all, following the Compensation Committee’s determination of PSUs earned in 2026 and 2027, respectively.

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EXECUTIVE COMPENSATION

(4)

These values equal the number of PSUs indicated multiplied by the closing price of our common shares ($34.22) on December 31, 2024. The actual value of awards at the end of the applicable performance cycle may vary from the valuations indicated above.

(5)

Represents PSUs for the 2022-2024 performance cycle, reflecting the actual performance payout level of approximately 26%, which, as of December 31, 2024, were subject only to service-based vesting requirements as the performance period has ended. In March 2025, the Compensation Committee determined that based on performance through December 31, 2024, the PSUs for the 2022-2024 performance cycle vested at approximately 26% of target.

(6)

These values equal the number of 2022 PSUs indicated multiplied by the closing price of our common shares ($34.22) on December 31, 2024. The actual value of awards at the date they were determined to vest varied from this value because the price of our common shares was different on such date than it was at December 31, 2024.

2024 Options Exercised and Shares Vested

The value of the shares acquired on the vesting of RSUs and PSUs by each NEO during 2024 is set forth in the table below. None of our NEOs exercised stock options in 2024.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Chris Villavarayan	—	—	25,279	821,062

Carl D. Anderson II	—	—	20,656	697,140

Troy D. Weaver	—	—	35,477	1,196,401

Hadi H. Awada	—	—	29,590	996,371

Shelley J. Bausch	—	—	48,385	1,629,763

(1)

The value realized on exercise is equal to the difference between the option exercise price and the value of the shares on the exercise date, multiplied by the number of shares being exercised, without taking into account any taxes that may be payable in connection with the transaction.

(2)	The value realized on vesting of RSUs and PSUs is equal to the closing market price on the vesting date multiplied by the total number of RSUs and/or PSUs vested on such date.

Pension Benefits for 2024

Our NEOs do not participate in any defined benefit pension plans and received no pension benefits during the year ended December 31, 2024.

Nonqualified Deferred Compensation

The following table provides information on the Company’s defined contribution deferred compensation plan, the Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan (the “NDCP”). For

additional information, see the discussion above under “Defined Contribution Plans — Deferred Compensation Plans.”

Name	Plan	Year	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals in Last FY ($)(4)	Aggregate Balance at Last FYE ($)(5)
Chris Villavarayan	NDCP	2024	11,000	51,234	155	—	62,389
Carl D. Anderson II	NDCP	2024	29,330	23,922	153	—	53,405
Troy D. Weaver	NDCP	2024	24,016	17,546	18,627	—	141,631
Hadi H. Awada	NDCP	2024	13,188	15,763	3,192	—	131,376
Shelley J. Bausch	NDCP	2024	166,358	15,775	19,474	—	254,872

(1)	Reflects elective deferrals of base salary and annual bonus. These amounts, if any, are also reflected in the Summary Compensation Table in the Salary and/or Bonus columns, as applicable.

66 AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

(2)	These amounts are also reflected in the Summary Compensation Table in the All Other compensation column.
(3)

Earnings represent returns on investment alternatives elected by the participant. The investment alternatives are the same as those available to employees under the 401(k) Plan, except that the 401(k) Plan offers a Federal Money Market fund investment that is not offered under the NDCP.

(4)

Under the NDCP, participants may elect to receive all or a portion of the vested balance of the participant’s account as soon as practicable (but no longer than 90 days) following the earlier of the January 1st or July 1st following the participant’s death, disability or other separation from service, with payment in a lump sum or up to 10 annual installments. A participant may also elect to receive all or a portion of the vested balance of the participant’s account while still providing services, in a lump sum in the calendar month designated by the participant, provided, that, if the participant’s death, disability or separation from service precedes the in-service distribution date elected by the participant, the vested balance of the participant’s account will be distributed in connection with the participant’s death, disability or other separation from service.

(5)	All or a portion of these amounts have been reported in the Summary Compensation Table for Messrs. Weaver and Awada and Ms. Bausch in previous years.

Potential Payments upon Termination or Change-in-Control

Severance Arrangements

Each of our NEOs has a Severance Arrangement that provides for severance benefits upon termination of employment. See “Severance Arrangements” above for a description of the Severance Arrangements and the severance entitlements thereunder. No severance is payable under the Severance Arrangements in connection with a termination of a NEO’s employment by us for Cause, by the NEO without Good Reason or due to the NEO’s death or disability, and the Severance Arrangements do not contain any “single-trigger” provisions that would entitle the NEOs to payments, vesting or other entitlements solely due to a Change-in-Control.

Equity Award Agreements and Equity Plan

Our NEOs’ equity award agreements and our equity plan contain provisions relating to termination of employment and a Change-in-Control as are described below.

The Severance Arrangements and award agreements, as applicable, governing our NEOs’ RSUs provide for 100% accelerated vesting if the NEO’s employment is terminated by us without Cause or by the NEO for Good Reason within two years following a Change-in-Control. The award agreements governing our NEOs’ 2022 PSUs provide that if a Change-in-Control occurs on or after the last day of the performance period, the number of PSUs determined to vest shall be equal to the number of PSUs earned based on the Company’s actual achievement for the performance period. The award agreements governing our NEOs’ 2023 and 2024 PSUs subject to Adjusted EBITDA metrics provide that if a Change-in-Control occurs (i) at any time during the performance period, the number of PSUs determined to vest shall be equal to the greater of the number of PSUs that would be earned upon the Company’s achievement of the target performance level and actual performance through the Change-in-Control date and (ii) on or after the last day of the performance period, the number of PSUs determined to vest shall be equal to the number of PSUs earned based on the Company’s actual achievement for the performance period. The award agreements governing our NEOs’ 2023 and 2024 PSUs subject to Relative TSR metrics provide that if a Change-in-Control occurs at any time during the performance period, the number of PSUs determined to vest shall be equal to the greater of the number of PSUs that would have been earned upon the Company’s achievement of the target performance level and actual performance through the Change-in-Control date. Subject to the NEO’s continued employment, these PSUs will vest on the last day of the applicable performance period, provided that vesting will be accelerated if the NEO’s employment is terminated by us without Cause or by the NEO for Good Reason within two years following the Change-in-Control or if the successor entity in the Change-in-Control does not assume or substitute the awards in connection with the Change-in-Control.

The award agreements governing the NEOs’ outstanding annual equity awards also provide for accelerated vesting if the applicable NEO’s employment is terminated due to the NEO’s death or if we terminate the NEO’s employment due to the NEO’s disability, with the number of PSUs accelerated equal to target level of performance. In addition, our PSUs generally provide for prorated vesting upon a “Qualifying Retirement.” A “Qualifying Retirement” occurs when an employee voluntarily retires from the employ of the Company or is terminated by the Company without Cause, and at the time of such retirement or termination, is at least 55 years old and the sum of the employee’s age plus each year of service to the Company equals at least 65, subject to certain other requirements. Upon a Qualifying Retirement, the number of PSUs held by such employee is prorated by multiplying the target number of PSUs

2025 PROXY STATEMENT 67

EXECUTIVE COMPENSATION

held by such employee by the percentage of the applicable performance period for which the employee remained employed, and all requirements for such employee to continue to provide services to the Company in order to vest in such PSUs are waived. In such event, the prorated target amount of PSUs would be earned based on the Company’s achievement of the underlying performance metrics and paid following the time that performance is approved by the Compensation Committee.

Our equity plan gives the plan administrator (our Compensation Committee) discretion regarding treatment of outstanding equity awards in connection with a Change-in-Control and other transactions, which may include, among other things, canceling the awards in exchange for cash payments, accelerating the vesting of awards or providing for the successor entity to assume or substitute awards. The equity plan also provides that if a successor entity refuses to assume or substitute awards in connection with a Change-in-Control, the awards will either be canceled in exchange for cash payments or become fully vested.

68 AXALTA COATING SYSTEMS

EXECUTIVE COMPENSATION

Estimate of Payments and Benefits

The table below reflects the severance payments and benefits and equity award vesting entitlements our NEOs (except Ms. Bausch) would have been entitled to assuming a termination of employment effective as of December 31, 2024 (i) by us without Cause in the case of all such NEOs, (ii) in the case of Mr. Villavarayan, by Mr. Villavarayan for Good Reason (not in connection with a Change-in-Control), (iii) by us without Cause or by each such NEO for Good Reason within two years following a Change-in-Control and (iv) due to each such NEO’s death or by us due to each such NEO’s disability. For Ms. Bausch, the table below reflects solely the severance payments and benefits and equity award vesting entitlements Ms. Bausch received in the scenario applicable to her termination, as the additional scenarios can no longer occur. As of December 31, 2024, none of our NEOs would have been eligible for a Qualifying Retirement, and therefore such scenario is omitted from the table below.

The NEOs would not be entitled to any severance payments or benefits or accelerated vesting of equity awards upon a termination of their employment by us for Cause or by the NEO without Good Reason. The estimated value of accelerated vesting of equity awards was determined based on the closing price of our common shares on December 31, 2024, which was the last trading day during the year. We would not reimburse NEOs for any excise or other taxes they owe under Section 4999 of the Code or otherwise due to their receipt of “excess parachute payments.” The total benefits provided to a NEO in connection with a Change-in-Control would be reduced to the extent necessary to avoid the imposition of the Section 4999 excise tax if the effect of such reduction would be to place the NEO in a better after-tax economic position than if no such reduction had been made.

Name	Payment Type	Death/Disability ($)		Termination Without Cause or Resignation for Good Reason ($)		Termination Without Cause or Resignation for Good Reason Following a Change-in-Control ($)
Chris Villavarayan	Salary Severance	—		2,200,000		3,300,000
	Bonus Severance(1)	—		3,880,000		4,125,000
	Equity Award Vesting	11,944,388	(2)	—		13,010,408	(3)
	Other Severance(4)	—		27,445		41,167
	Total	11,944,388		6,107,445		20,476,575
Carl D. Anderson II	Salary Severance	—		693,263		1,386,526
	Bonus Severance(1)	—		928,872		1,247,873
	Equity Award Vesting	5,378,015	(5)	1,413,731	(6)	5,915,519	(7)
	Other Severance(4)	—		22,838		45,676
	Total	5,378,015		3,058,704		8,595,594
Troy D. Weaver	Salary Severance	—		600,394		1,200,788
	Bonus Severance(1)	—		450,296		900,591
	Equity Award Vesting	3,051,192	(8)	—		2,713,869	(9)
	Other Severance(4)	—		29,179		58,359
	Total	3,051,192		1,079,869		4,873,607
Hadi H. Awada	Salary Severance	—		571,500		1,143,000
	Bonus Severance(1)	—		443,432		857,250
	Equity Award Vesting	2,440,947	(8)	—		2,171,089	(9)
	Other Severance(4)	—		29,729		59,457
	Total	2,440,947		1,044,661		4,230,796
Shelley J. Bausch(10)	Salary Severance	—		571,500		—
	Bonus Severance	—		569,023		—
	Equity Award Vesting	—		—		—
	Other Severance	—		7,039		—
	Total	—		1,147,562		—

(1)

In addition to the amount shown, each NEO is entitled to receive an amount equal to any bonus earned by the NEO for the year prior to the year of termination, to the extent unpaid as of the termination date.

(2)	Reflects the unvested portions of the annual RSUs granted in 2023 and 2024, and the vesting of the 2023 and 2024 PSUs at 100% of target.
(3)

Reflects the unvested portions of the annual RSUs granted in 2023 and 2024, the vesting of the 2023 and 2024 PSUs based on Adjusted EBITDA at 100% of target, and the vesting of the 2023 and 2024 PSUs based on Relative TSR at 146% and 109% of target, respectively.

(4)

Reflects the estimated premium payment needed to continue group medical, dental and vision health insurance coverage for a period of 12 months after the termination date (or 24 months after the termination date following a Change-in-Control) for all applicable NEOs other than Mr. Villavarayan and for a period of 24 months after the termination date (or 36 months after the termination date following a Change-in-Control) for Mr. Villavarayan.

(5)

Reflects the unvested portions of the sign-on RSUs granted to Mr. Anderson upon his appointment in 2023 and the annual RSUs granted in 2024, and the vesting of the 2023 and 2024 PSUs at 100% of target.

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EXECUTIVE COMPENSATION

(6)	Reflects the unvested portion of the sign-on RSUs granted to Mr. Anderson upon his appointment in 2023.
(7)

Reflects the unvested portions of the sign-on RSUs granted to Mr. Anderson upon his appointment in 2023 and the annual RSUs granted in 2024, the vesting of the 2023 and 2024 PSUs based on Adjusted EBITDA at 100% of target and the vesting of the 2023 and 2024 PSUs based on Relative TSR at 146% and 109% of target, respectively.

(8)	Reflects the unvested portions of the annual RSUs granted in 2022, 2023 and 2024, and the vesting of the 2022, 2023 and 2024 PSUs at 100% of target.
(9)

Reflects the unvested portions of the annual RSUs granted in 2022, 2023 and 2024, the vesting of the 2022 PSUs at approximately 26% of target, the vesting of the 2023 and 2024 PSUs based on Adjusted EBITDA at 100% of target, and the vesting of the 2023 and 2024 PSUs based on Relative TSR at 146% and 109% of target, respectively.

(10)

Pursuant to the Severance Policy and Separation and Release Agreement entered into between Ms. Bausch and the Company, the termination of Ms. Bausch’s employment is considered a termination by the Company without Cause. The table above reflects solely the severance payments and benefits Ms. Bausch received in connection with her separation from the Company, as the additional scenarios can no longer occur. Ms. Bausch was also entitled to and did receive her 2024 bonus pursuant to the terms of the 2024 ABP.

The following definitions apply to the above termination scenarios:

•

Termination without Cause. A termination without “Cause” would occur if the Company terminates a NEO’s employment for any reason other than (i) the Board’s determination that the NEO failed to substantially perform the NEO’s duties (other than any such failure resulting from the NEO’s disability); (ii) the Board’s determination that the NEO failed to carry out or comply with any lawful and reasonable directive of the Board or the NEO’s immediate supervisor; (iii) the NEO’s conviction, plea of no contest, plea of nolo contendere or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the NEO’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its subsidiaries or while performing the NEO’s duties and responsibilities; or (v) the NEO’s commission of an act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against the Company or any of its subsidiaries. If the NEO fails to cure the event or condition within 30 days after the Company has delivered notice to the NEO, then “Cause” shall be deemed to have occurred as of the expiration of the 30-day cure period.

•

Termination for Good Reason. In the Executive Agreement, Mr. Villavarayan would be entitled to severance if he resigns for “Good Reason” in the event that any of the following events or conditions occurs without Mr. Villavarayan’s written consent: (i) a decrease in Mr. Villavarayan’s base salary, other than a reduction in Mr. Villavarayan’s base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the Company; (ii) a material decrease in Mr. Villavarayan’s authority or areas of responsibility as are commensurate with Mr. Villavarayan’s title or position; or (iii) the relocation of Mr. Villavarayan’s primary office to a location more than 35 miles from Mr. Villavarayan’s then-current primary office location. Mr. Villavarayan must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within the later of 90 days of the occurrence of such event or condition or the date upon which Mr. Villavarayan reasonably became aware that such an event or condition had occurred. The Company has 30 days to cure such event or condition after receipt of written notice of such event or condition from Mr. Villavarayan. If the event or condition is not cured within 30 days after Mr. Villavarayan delivers notice to the Company, Mr. Villavarayan may resign for “Good Reason” as long as the resignation occurs before the first anniversary of the date notice was provided by Mr. Villavarayan. NEOs that are participants under the Severance Policy would not be entitled to severance if they resign for “Good Reason” (as defined above) unless such resignation occurs within two years after a Change-in-Control, in which case substantially similar procedural requirements as are set forth for Mr. Villavarayan would apply.

•

Change-in-Control. A “Change-in-Control” generally would occur if (i) a transaction or series of transactions is consummated in which any person or entity acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the total combined voting power of our common shares outstanding immediately after such transaction or series of transactions; (ii) subject to certain exceptions, there is a turnover of a majority of our Board during any 12-month period; or (iii) a transaction or series of transactions is consummated in which our common shares outstanding immediately before the transaction or series of transactions cease to represent more than 70% of the combined voting power of the entity surviving the transaction or series of transactions.

Compensation Risk

In 2024, the Compensation Committee engaged its independent compensation consultant, Pearl Meyer, to complete a comprehensive review of our executive compensation programs and, based upon this review, we do not believe that the Company compensates or incentivizes executives in a manner that creates risks that are reasonably likely to have a material adverse effect on the Company. These programs and policies are described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

70 AXALTA COATING SYSTEMS

CEO PAY RATIO

The following is a reasonable estimate, prepared in accordance with SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee, utilizing the methodology described below. Please note that SEC rules and guidance permit a variety of methodologies, exclusions, estimates and assumptions to be used in determining median employee compensation. In addition, employee populations and compensation programs differ by company. Therefore, the pay ratio reported by other companies may not be comparable to our pay ratio reported below.

SEC rules and regulations require a registrant to identify its median employee only once every three years, which we did in 2023. For 2024, we concluded that we could continue to use the same median employee identified in 2023 as we believe that there has been no change in the employee population or employee compensation arrangements, or a change in the employee’s circumstances, that would significantly affect the pay ratio disclosure. We then calculated fiscal year 2024 compensation for the median employee using the same methodology we use for our NEOs as set forth in the Summary Compensation Table.

For fiscal year 2024, our median employee’s annual total compensation was $73,065. As set forth in the Summary Compensation Table, our CEO’s annual total compensation for fiscal year 2024 was $9,823,635. Accordingly, the ratio of the annual total compensation of our CEO to our median employee was 134:1.

To identify our median employee in 2023, we collected data as of October 15, 2023 for all employees globally and used “base salary” as our Consistently Applied Compensation Measure. As of October 15, 2023, we had a global employee population of approximately 12,155 individuals. We then excluded 594 employees in 15 countries under the 5% de minimis exemption as permitted under SEC rules, where employee counts were as follows: Argentina (11), Colombia (31), Costa Rica (16), Dominican Republic (13), El Salvador (16), Ecuador (8), Guatemala (224), Honduras (21), Indonesia (88), Malaysia (111), Morocco (18), Nicaragua (9), Panama (12), Philippines (8), and Vietnam (8). From the remaining 11,561 employees, we considered the base salary of the remaining population, annualizing base salary for employees hired during 2023 and approximating annual base salary for hourly workers using hourly rates and reasonable estimates of hours worked, in selecting the median employee.

2025 PROXY STATEMENT 71

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid (as computed in accordance with SEC rules) and certain financial performance of the
Company. For further information concerning the Company’s compensation philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis” above.

Pay Versus Performance Table

Year	Summary Compensation Table Total for First PEO ($) (1)	Summary Compensation Table Total for Second PEO ($) (1)	Compensation Actually Paid to First PEO ($) (1)	Compensation Actually Paid to Second PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ millions)	Selected Measure: Adjusted EBIT ($ millions) (4)
							Total Shareholder Return (3)	Peer Group Total Shareholder Return (3)

(a)	(b)(1)	(b)(2)	(c)(1)	(c)(2)	(d)	(e)	(f)	(g)	(h)	(i)

2024	9,823,635	N/A	10,767,575	N/A	2,652,287	2,875,437	$112.57	$161.74	$391	$835

2023	9,694,005	N/A	11,810,556	N/A	3,304,165	3,703,188	$111.74	$165.83	$269	$664

2022	10,614,474	6,602,134	1,261,318	4,482,433	3,972,278	2,812,149	$83.78	$142.31	$192	$633

2021	6,775,219	N/A	4,817,133	N/A	2,255,922	2,040,574	$108.95	$146.30	$264	$620

2020	6,473,355	N/A	2,367,048	N/A	2,257,115	799,916	$93.91	$118.05	$122	$537

(1)
The first principal executive officer (“PEO”) for 2024 and 2023 was Mr. Villavarayan, our CEO, and the only PEO during 2024 and 2023. The first PEO for 2022, 2021 and 2020 was Robert Bryant who served as our CEO for the full years of 2020 and 2021 and through August 31, 2022 for 2022. The second PEO for 2022 was our current Board Chair, Mr. Sachdev, who served as our interim CEO from August 31, 2022 through December 31, 2022. The dollar amounts reported in column (b)(1) for the first PEO are the amounts of total compensation reported for Mr. Villavarayan for 2024 and 2023 and for Mr. Bryant for 2022, 2021 and 2020 in the “Total” column of the Summary Compensation Table in the Company’s proxy statement for each such applicable year. The dollar amount reported in column (b)(2) for the second PEO is the amount of total compensation reported for Mr. Sachdev for 2022 in the “Total” column of the Summary Compensation Table in the Company’s proxy statement for such year. Reconciliation of Compensation Actually Paid for all PEOs reported in columns (c)(1) and (c)(2) are set forth below.

(2)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group, excluding Mr. Villavarayan for 2024 and 2023, Mr. Bryant for 2022, 2021 and 2020 and Mr. Sachdev for 2022, in the “Total” column of the Summary Compensation Table in each applicable year. The NEOs (excluding Messrs. Villavarayan, Bryant and Sachdev) for purposes of calculating the average amounts in each applicable year are as follows: (a) for 2024, Messrs. Anderson, Weaver and Awada and Ms. Bausch; (b) for 2023, Mr. Anderson, Sean Lannon (our former Senior Vice President, Chief Financial Officer), Brian Berube (our former Senior Vice President, General Counsel and Corporate Secretary), Mr. Weaver and Mr. Awada; (c) for 2022, Messrs. Lannon, Weaver, Berube and Awada; (d) for 2021, Messrs. Lannon and Berube, Ms. Bausch and Jacqueline Scanlan (our former Senior Vice President and Chief Human Resources Officer); and (e) for 2020, Messrs. Lannon, Berube, Weaver and Awada and Steven Markevich (our former Executive Vice President and President, Transportation Coatings and Greater China). A reconciliation of Average Compensation Actually Paid to
Non-PEO
NEOs reported in column (e) is set forth below.

(3)
For each year, total shareholder return for the Company and the peer group was calculated in accordance with Item 201(e) and Item 402(v) of Regulation
S-K.
For purposes of this pay versus performance disclosure, our peer group is the same peer group used for purposes of the performance graph included in the Company’s Annual Reports on Form
10-K
and reflects the S&P 400 Materials Index for the fiscal years ended December 31, 2024, 2023, 2022 and 2021 and the S&P 500 Chemicals Index for the fiscal year ended December 31, 2020.

(4)
The Company has determined that Adjusted EBIT is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to the Company’s NEOs for the most recently completed fiscal year to Company performance. Adjusted EBIT for compensation purposes is Adjusted EBIT, as externally reported for the applicable fiscal year, further adjusted to reflect certain items for each such fiscal year. The adjustments to 2024 Adjusted EBIT are described in the “Compensation Discussion and Analysis” section of this definitive proxy statement. The adjustments to 2023, 2022, 2021 and 2020 Adjusted EBIT are described in the Company’s definitive proxy statements filed on April 24, 2024, April 25, 2023, April 22, 2022 and March 29, 2021, respectively. In addition to such adjustments, Adjusted EBIT for 2023, 2021 and 2020, as presented above, differs from externally-reported Adjusted EBIT because (a) 2023 Adjusted EBIT, as presented above, deducts amortization of acquired intangibles and adds step-up
depreciation from the acquisition of DuPont Performance Coatings; and (b) for consistency of presentation, Adjusted EBIT for 2021 and 2020, as presented above, adds step-up
depreciation from the acquisition of DuPont Performance Coatings. 2022 Adjusted EBIT as presented above and as externally reported each include step-up
depreciation from the acquisition of DuPont Performance Coatings, as the changes to our presentation of Adjusted EBIT, as discussed in Appendix A, have not been reflected in our externally-reported 2022 Adjusted EBIT.

72 AXALTA COATING SYSTEMS

PAY VERSUS PERFORMANCE

A reconciliation of the PEO Summary Compensation
Table
total compensation to the
Compensation
Actually Paid (“CAP”) is provided in the following tables for each PEO shown in the table above.
First PEO SCT Total Compensation to CAP Reconciliation

Year	Summary Compensation Table Total for First PEO ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that are Outstanding and Unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for First PEO ($)

2024	9,823,635	-6,669,447	7,338,916	312,137	-37,666	—	10,767,575

2023	9,694,005	-6,397,949	8,514,500	—	—	—	11,810,556

2022	10,614,474	-4,877,099	—	—	-17,101	-4,458,956	1,261,318

2021	6,775,219	-4,670,206	3,738,946	-959,254	-67,571	—	4,817,133

2020	6,473,355	-4,434,836	2,678,297	-1,476,578	-471,539	-401,652	2,367,048
Second PEO SCT Total Compensation to CAP Reconciliation

Year	Summary Compensation Table Total for Second PEO ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that are outstanding and unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for Second PEO ($)

2024	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2023	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2022	6,602,134	-6,199,964	4,133,170	—	-52,907	—	4,482,433

2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A

2020	N/A	N/A	N/A	N/A	N/A	N/A	N/A
A reconciliation of the average
Non-PEO
NEO Summary Compensation Table total compensation to CAP is provided in the following table.
Average
Non-PEO
NEOs SCT Total Compensation to CAP Reconciliation

Year	Summary Compensation Table Total for Non-PEO NEOs ($)	Minus SCT Equity Awards ($)	Plus Year End Fair Value of Equity Awards Granted in the Year that are Outstanding and Unvested ($)	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years ($)	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Minus Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Compensation Actually Paid for Non-PEO NEOs ($)

2024	2,652,287	-1,299,130	1,429,532	101,719	-8,971	—	2,875,437

2023	3,304,165	-1,747,784	1,942,007	185,237	176,711	-157,148	3,703,188

2022	3,972,278	-2,241,421	1,689,708	-473,166	-101,196	-34,053	2,812,149

2021	2,255,922	-1,328,274	1,185,299	-88,626	16,253	—	2,040,574

2020	2,257,115	-1,013,473	439,929	-193,334	-130,871	-559,448	799,916
The seven items listed below represent the most important financial performance measures used by the Company to link compensation actually paid to our NEOs for 2024 to the Company’s financial performance.

2025 PROXY STATEMENT 73

PAY VERSUS PERFORMANCE

Most Important Measures Used by Axalta to Link Executive Compensation Actually Paid to Company Performance
Adjusted EBIT
Free Cash Flow
Adjusted EBIT Margin
Adjusted EBITDA
Relative Total Shareholder Return
Adjusted EPS
Return on Invested Capital
Please see “Annual Performance-Based Compensation” and “Long-Term Equity Incentive Awards” beginning on pages 49 and 53, respectively, for descriptions of how these metrics are used in our executive compensation program.
Pay Versus Performance Relationships
The following graphical comparisons describe the relationships between certain figures included in the Pay Versus Performance Table for each of 2024, 2023, 2022, 2021, and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the peer group; and (b) comparisons between (i) the compensation actually paid to the PEOs and the average compensation actually paid to our non-PEO
NEOs and (ii) each of Axalta’s total shareholder return, net income and Adjusted EBIT.

74 AXALTA COATING SYSTEMS

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024, with respect to the common shares that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	2,093,715	(1)	$28.47	(2)	11,283,499	(1)(3)

Equity compensation plans not approved by security holders	—		—		—

(1)	Assumes 100% of target shares issued upon vesting of PSUs. Actual number of shares issued on vesting could be between zero and 200% of the target award amount.
(2)

Weighted average exercise price of outstanding options; excludes RSUs and PSUs. The weighted average exercise price of outstanding options, inclusive of outstanding RSUs and PSUs (each of which have no exercise price) is $2.43.

(3)

Represents securities remaining available for future issuance under the Second Amended and Restated 2014 Incentive Award Plan and includes 1,037,877 shares that represent the incremental increase above target for a maximum payout for our outstanding PSUs.

2025 PROXY STATEMENT 75

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We had 218,560,711 common shares outstanding as of April 10, 2025. The following table sets forth information with respect to the beneficial ownership of our common shares by:

•	each person known to us to beneficially own more than 5% of our capital stock;

•	each of our directors and nominees;

•	each of our NEOs; and

•	all of our directors and executive officers as a group (15 persons).

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 10, 2025. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner, other than Vanguard, BlackRock, Fidelity, Barrow Hanley, Victory and JPM (each as defined below), is c/o Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112.

	Number of Common Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class

Principal Members

The Vanguard Group(1)	23,208,795	10.6%

BlackRock, Inc.(2)	20,040,625	9.2%

FMR LLC(3)	17,919,647	8.2%

Barrow Hanley Mewhinney & Strauss LLC(4)	14,321,654	6.6%

Victory Capital Management(5)	11,321,994	5.2%

JPMorgan Chase & Co.(6)	11,200,451	5.1%

NEOs, Directors and Nominees (as of April 10, 2025)

Chris Villavarayan(7)	109,753	*

Carl D. Anderson II(7)	15,911	*

Troy D. Weaver(8)	125,421	*

Hadi H. Awada(7)	39,671	*

Shelley J. Bausch(7)	65,290	*

Rakesh Sachdev(7)	140,995	*

Jan A. Bertsch(7)	15,242	*

William M. Cook(7)	44,127	*

Tyrone M. Jordan(7)	23,282	*

Deborah J. Kissire(7)	54,841	*

Samuel L. Smolik(7)	60,641	*

Kevin M. Stein(7)	45,118	*

Mary S. Zappone(7)	7,621	*

Executive officers and directors as a group (15 persons)(9)	719,113	0.3%

*	Denotes less than 1.0% of beneficial ownership.

76 AXALTA COATING SYSTEMS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

Reflects ownership as of December 29, 2023 as reported on the most recent Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group (“Vanguard”), located at 100 Vanguard Blvd, Malvern, PA 19355. Vanguard reports sole power to vote or direct to vote of 0 common shares, shared power to vote or direct to vote of 80,833 common shares, sole power to dispose of or to direct the disposition of 22,894,059 common shares and shared power to dispose or to direct the disposition of 314,736 common shares. Vanguard has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(2)

Reflects ownership as of September 30, 2024 as reported on the most recent Schedule 13G/A filed with the SEC on November 8, 2024 by BlackRock, Inc. (“BlackRock”), located at 50 Hudson Yards, New York, NY 10001. BlackRock reports sole power to vote or to direct the vote of 19,320,541 common shares, shared power to vote or to direct the vote of 0 common shares, sole power to dispose or to direct the disposition of 20,040,625 common shares and shared power to dispose or to direct the disposition of 0 common shares. BlackRock has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(3)

Reflects ownership at September 30, 2024 as reported on the most recent Schedule 13G/A filed with the SEC on November 12, 2024 by FMR LLC (“Fidelity”), located at 245 Summer Street, Boston, MA 02210. Fidelity reports sole power to vote or to direct the vote of 17,860,740 common shares, shared power to vote or to direct the vote of 0 common shares, sole power to dispose or to direct the disposition of 17,919,647 common shares and shared power to dispose or to direct the disposition of 0 common shares. Fidelity has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(4)

Reflects ownership as of December 31, 2024 as reported on the most recent Schedule 13G filed with the SEC on February 12, 2025 by Barrow Hanley Mewhinney & Strauss LLC (“Barrow Hanley”), located at 2200 Ross Avenue, 31st Floor, Dallas, TX 75201. Barrow Hanley reports sole power to vote or to direct the vote of 10,420,618 common shares, shared power to vote or to direct the vote of 3,901,036 common shares, sole power to dispose or to direct the disposition of 14,321,654 common shares and shared power to dispose or to direct the disposition of 0 common shares. Barrow Hanley has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(5)

Reflects ownership as of December 31, 2024 as reported on the Schedule 13G filed with the SEC on January 28, 2025 by Victory Capital Management, Inc. (“Victory”), located at 15935 La Cantera Pkwy, San Antonio, TX 78256. Victory reports sole power to vote or direct the vote of 11,134,334 common shares, shared power to vote or direct the vote of 0 common shares, sole power to dispose or to direct the disposition of 11,321,994 common shares and shared power to dispose or to direct the disposition of 0 common shares. Victory has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(6)

Reflects ownership as of September 30, 2024 as reported on the most recent Schedule 13G/A filed with the SEC on October 17, 2024 by JPMorgan Chase & Co. (“JPM”), located at 383 Madison Avenue, New York, NY 10179. JPM reports sole power to vote or to direct the vote of 10,582,984 common shares, shared power to vote or to direct the vote of 65 common shares, sole power to dispose or to direct the disposition of 11,197,228 common shares and shared power to dispose or to direct the disposition of 78 common shares. JPM has certified that these common shares were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

(7)	Consists entirely of common shares.
(8)	Includes 85,122 common shares and 40,299 shares underlying vested options.
(9)

Includes all executive officers listed above currently employed by the Company and all current directors, as well as Timothy Bowes, President, Global Industrial Coatings, Alex Tablin-Wolf, Senior Vice President, General Counsel & Corporate Secretary and Amy Tufano, Senior Vice President and Chief Human Resources Officer.

2025 PROXY STATEMENT 77

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these Proxy Materials?

You are receiving this Proxy Statement because you owned Axalta common shares at the close of business on April 10, 2025 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether you attend the Annual Meeting.

We are furnishing proxy materials to our shareholders, referred to as “members” under Bermuda law, primarily via the Internet, instead of mailing printed copies of those materials. On or about April 22, 2025, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our outstanding common shares at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 218,560,711 common shares were issued and outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting through in-person attendance or by proxy of the holders of record of a majority-in-voting power of the shares entitled to vote at the Annual Meeting, or 109,280,356 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?

There are three proposals that shareholders will vote on at the Annual Meeting:

Proposal	Board Recommendation

No. 1 – Election of nine directors to serve until the 2026 Annual General Meeting of Members	FOR

No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

FOR

No. 3 – Non-binding advisory vote to approve the compensation of our named executive officers	FOR

Chris Villavarayan, Carl D. Anderson II and Alex Tablin-Wolf, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting. All of our common shares represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the shareholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

What vote is required to approve each proposal?

The common shares of a member whose ballot on any or all applicable proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present. For Proposal No. 1, you may vote “For” nominees to the

Board of Directors or you may “Withhold” your vote with respect to nominees. Only votes “For” are counted in determining whether a plurality has been cast in favor of a director nominee. If you withhold your vote with respect to the election of one or more nominees, your

78 AXALTA COATING SYSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

vote will have no effect on the outcome but will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the appointment of PwC as our independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof (Proposal No. 2). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1) or the non-binding advisory vote on the compensation of our NEOs (Proposal No. 3). If your record holder does not receive instructions from you on how to vote your shares on Proposal Nos. 1 or 3, your record holder will inform the inspector of election that it does not have the authority to vote on the applicable proposal with respect to your common shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote on the applicable proposal. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required	Impact of Withhold Votes, Abstentions and Broker Non- Votes, if any

No. 1 – Election of nine directors to serve until the 2026 Annual General Meeting of Members	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected.	Abstentions, withhold votes and broker non-votes will not affect the outcome of the vote.

No. 2 – Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.

No. 3 – Non-binding advisory vote to approve the compensation of our named executive officers	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the

Annual Meeting, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

What is the difference between holding common shares as a member of record and as a beneficial owner?

If your common shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company), you are considered, with respect to those shares, the “member of record.” The Notice has been or will be sent directly to you.

If your common shares are held in a stock brokerage account, by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the member of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

2025 PROXY STATEMENT 79

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I vote?

Member of Record. If you are a member of record, you may vote by using any of the following methods:

•

Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•

By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

•

By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

•

In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares at the meeting. We encourage you, however, to vote ahead of time through the Internet, by telephone or by mail as described above even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:

•

Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

•

By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•

By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

•

In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

May I change my vote after I have submitted a proxy?

If you are a member of record, you have the power to revoke your proxy at any time prior to the Annual Meeting by:

•	delivering to our Corporate Secretary an instrument revoking the proxy;

•	delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or

•	attending the Annual Meeting and voting (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting at the Annual Meeting as described above.

What do I need to do to attend the meeting?

In order to be admitted to the Annual Meeting, you must present proof of ownership of Axalta common shares as of the close of business on the Record Date in any of the following ways:

•	a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of Axalta common shares as of the close of business on April 10, 2025;

•	your Notice of Internet Availability of Proxy Materials;

•	a printout of your proxy distribution email (if you received your materials electronically);
•	your proxy card;

•	your voting instruction form; or

•	a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a member must present the proxy card, properly executed, and a copy of one of the proofs of ownership listed above. Members and proxy holders must also present a form of photo identification, such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures described below.

80 AXALTA COATING SYSTEMS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, it means you hold your common shares in more than one name or are registered as the holder of common shares in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

I share an address with another member, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, members of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of this Proxy Statement and 2024 Annual Report, unless we have received contrary instructions from such member. Members who participate in householding will continue to receive separate proxy cards and Notices.

We will promptly deliver, upon written or oral request, individual copies of this Proxy Statement or the 2024 Annual Report to any member that received a householded mailing. If you would like an additional copy of this Proxy Statement or the 2024 Annual Report, or you would like to request separate copies of future proxy materials, please contact our Corporate Secretary, by mail at Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112, or by telephone at (855) 547-1461. If you are a beneficial owner, you may contact the broker or bank where you hold the account.

If you are eligible for householding, but you and other members of record with whom you share an address currently receive multiple copies of our Proxy Statement and 2024 Annual Report, or if you hold common shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, you may do so by submitting a request through Mediant Communications, LLC online at https://www.investorelections.com/enotice/AXTA/login, by telephone at 866-648-8133 or via email at paper@investorelections.com.

Who will serve as the proxy tabulator and inspector of election?

A representative from Mediant Communications, LLC will serve as the independent inspector of election and will tabulate votes cast by proxy or at the Annual

Meeting. We will report the results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this Proxy Statement. The Company will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding common shares in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners. In addition, we have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree M&A Incorporated a fee of $17,500 plus their expenses.

Is there a list of members entitled to vote at the Annual Meeting?

A list of members entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m., Atlantic Time, at our registered offices at

Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If you would like to view the member list, please contact our Corporate Secretary to schedule an appointment.

2025 PROXY STATEMENT 81

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2026 ANNUAL GENERAL MEETING OF MEMBERS

Shareholders who intend to present proposals at the 2026 Annual General Meeting of Members, or the “2026 Annual Meeting,” and who wish to have such proposals included in the Company’s proxy statement for such meeting pursuant to Rule 14a-8 under the Exchange Act, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Axalta Coating Systems Ltd., 1050 Constitution Avenue, Philadelphia, PA 19112, and such proposals must be received no later than December 23, 2025. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the Company’s proxy statement for its 2026 Annual Meeting. If we change the date of the 2026 Annual Meeting by more than 30 days from the anniversary of the Annual Meeting, shareholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2026 Annual Meeting.

Shareholders who wish to nominate directors or introduce an item of business at the 2026 Annual Meeting, without including such matters in the Company’s 2026 proxy statement, must comply with the informational requirements and the other requirements set forth in the Bye-laws. Nominations or an item of business to be introduced at the 2026 Annual Meeting must be submitted in writing and received by the Company no earlier than February 4, 2026 and no later than March 6, 2026 (i.e., no more than 120 days and no less than 90 days prior to June 4, 2026, the first anniversary of the Annual Meeting). In the event the 2026 Annual Meeting is called for a date that is greater than 30 days before or after the first anniversary of the Annual Meeting, the notice must be submitted and received not later than 10 days following the earlier of the date on which notice of the 2026 Annual Meeting was posted to members or the date on which public disclosure of the date of the 2026 Annual Meeting was made. A copy of the Bye-laws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.

In addition to satisfying the requirements under our Bye-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 6, 2026 (i.e., no later than 60 calendar days prior to the first anniversary date of the Annual Meeting). If the date of the 2026 Annual Meeting is changed by more than 30 calendar days from the first anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by us.

AVAILABLE INFORMATION

Our website (www.axalta.com) contains copies of our Code of Business Conduct and Ethics that applies to all of our directors, executive officers and other employees, our Corporate Governance Guidelines and the charters of our Audit, Compensation, Nominating & Corporate Governance and EHS&S Committees, each of which can be downloaded free of charge.

Printed copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of our Audit, Compensation, Nominating & Corporate Governance and EHS&S Committees and any of our

reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any shareholder who requests them from our Investor Relations Department:

Investor Relations

Axalta Coating Systems Ltd.

1050 Constitution Avenue

Philadelphia, PA 19112

82 AXALTA COATING SYSTEMS

INCORPORATION BY REFERENCE

The information on our website is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the SEC.

BY ORDER OF THE BOARD OF DIRECTORS

Alex Tablin-Wolf

Senior Vice President, General Counsel &

Corporate Secretary

April 22, 2025

Philadelphia, PA

2025 PROXY STATEMENT 83

APPENDIX A - NON-GAAP MEASURES

This Proxy Statement contains financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, total net leverage ratio, adjusted net income, Adjusted Diluted EPS, ROIC, Adjusted EBIT and Adjusted EBIT margin. Management uses Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income, Adjusted Diluted EPS, ROIC, Adjusted EBIT and Adjusted EBIT margin in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Management uses Free Cash Flow and total net leverage ratio in the analysis of (1) our liquidity, (2) our ability to incur and service our debt and (3) strategic capital allocation decisions. Adjusted EBITDA, Adjusted Diluted EPS, adjusted net income and Adjusted EBIT consist of EBITDA, Diluted EPS, net income attributable to common shareholders and EBIT, respectively, adjusted for (i) certain non-cash items included within net income, (ii) certain items Axalta does not believe are indicative of ongoing operating performance or (iii) certain nonrecurring, unusual or infrequent items that have not otherwise occurred within the last two years or we believe are not reasonably likely to recur within the next two years. Free Cash Flow consists of cash provided by (used for) operating activities less purchase of property, plant and equipment plus interest proceeds on swaps designated as net investment hedges. Total net leverage ratio consists of net debt divided by Adjusted EBITDA, with net debt defined as total debt less cash and cash equivalents. ROIC consists of Adjusted EBIT, after tax rate, as adjusted, divided by average invested capital, with average invested capital defined as the average of total debt plus shareholders’ equity minus cash and cash equivalents at the beginning of the period and at the closing of the period. We believe that making the foregoing adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. The non-GAAP financial measures used by Axalta may differ from similarly titled measures reported by other companies. Adjusted EBITDA, Adjusted EBITDA margin, Free Cash Flow, total net leverage ratio, adjusted net income, Adjusted Diluted EPS, ROIC, Adjusted EBIT and Adjusted EBIT margin should not be considered as alternatives to net sales, net income (loss), income (loss) from operations or any other financial measures derived in accordance with GAAP. These non-GAAP financial measures have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This appendix includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Beginning with the results for the fourth quarter and full year 2024, we have made changes to our presentation of the non-GAAP financial measures of Adjusted EBIT and adjusted net income (which are also used in the calculations of ROIC and Adjusted Diluted EPS, respectively). In order to align more closely with the Company’s peers and market practice, as well as following the resolution of a comment letter from the SEC, the Company ceased the adjustment for step-up depreciation and amortization from the acquisition of DuPont Performance Coatings in the calculation of Adjusted EBIT and adjusted net income. Concurrently, Axalta began to adjust for the amortization of all acquired intangibles in the calculation of Adjusted EBIT and adjusted net income. These changes also impacted the calculations of ROIC and Adjusted Diluted EPS as they leverage Adjusted EBIT and adjusted net income, respectively, in their calculations. The following reconciliations to adjusted net income, Adjusted EBIT, Adjusted Diluted EPS and ROIC reflect these changes.

For more information on how certain of these measures are calculated from the Company’s audited financial statements for purposes of the Company’s executive compensation program, refer to “Compensation Discussion and Analysis” in this Proxy Statement.

2025 PROXY STATEMENT A-1

APPENDIX A - NON-GAAP MEASURES

The following table reconciles income from operations to adjusted EBITDA for the periods presented:

($ in millions)		FY 2024	FY 2023	FY 2022

	Net income	$ 391	$ 269	$ 192

	Interest expense, net	205	213	140

	Provision for income taxes	105	86	65

	Depreciation and amortization	280	276	303

	Total	981	844	700

A	Debt extinguishment and refinancing-related costs	5	10	15

B	Termination benefits and other employee-related costs	67	18	24

C	Acquisition and divesture-related costs	11	3	3

D	Impairment charges	—	15	—

E	Site closure costs	1	7	2

F	Foreign exchange remeasurement losses	11	23	15

G	Long-term employee benefit plan adjustments	9	9	—

H	Stock-based compensation	28	26	22

I	Commercial agreement restructuring impacts	—	—	25

J	Environmental charge	4	—	—

K	Other adjustments	(1)	(4)	5

	Adjusted EBITDA	$1,116	$ 951	$ 811

	Net sales	$5,276	$5,184	$4,884

	Net income margin	7.4%	5.2%	3.9%

	Adjusted EBITDA margin	21.2%	18.4%	16.6%

A

Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B

Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

C

Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

D

Represents impairment charges, which are not considered indicative of our ongoing operating performance. The losses recorded during the year ended December 31, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023.

E	Represents costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.
F

Represents foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures.

G	Represents the non-cash, non-service cost components of long-term employee benefit costs.
H	Represents non-cash impacts associated with stock-based compensation.
I

Represents a non-cash charge associated with the forgiveness of a portion of up-front customer incentives with repayment features which was done along with our customer completing a recapitalization and restructuring of its indebtedness and the execution of a new long-term exclusive sales agreement with us. This amount is not considered to be indicative of our ongoing operating performance.

J	Represents costs related to certain environmental remediation activities, which are not considered indicative of our ongoing operating performance.
K	Represents benefits and costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.

A-2 AXALTA COATING SYSTEMS

APPENDIX A - NON-GAAP MEASURES

The following table reconciles income from operations to adjusted EBIT for the periods presented:

($ in millions)		FY 2024	FY 2023

	Income from operations	706	588

	Other expense, net	5	20

	Total	701	568

A	Debt extinguishment and refinancing-related costs	5	10

B	Termination benefits and other employee-related costs	67	18

C	Acquisition and divestiture-related costs	11	4

D	Impairment charges	—	15

E	Accelerated depreciation and site closure costs	5	7

F	Environmental charges	4	—

G	Other adjustments	(2)	(3)

H	Amortization of acquired intangibles	92	88

	Adjusted EBIT	$883	$707

A

Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B

Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

C

Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

D

Represents impairment charges (benefits), which are not considered indicative of our ongoing operating performance. The losses recorded during the year ended December 31, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023.

E

Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

F	Represents costs related to certain environmental remediation activities, which are not considered indicative of our ongoing operating performance.
G	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.
H	Represents non-cash amortization expense for intangible assets acquired through business combinations or asset acquisitions.

2025 PROXY STATEMENT A-3

APPENDIX A - NON-GAAP MEASURES

The following table reconciles net income to adjusted net income for adjusted diluted net income per share for the periods presented (in millions, except per share data):

($ in millions)		FY 2024	FY 2023

	Net income	$391	$269

	Less: Net income attributable to noncontrolling interests	—	2

	Net income attributable to common shareholders	391	267

A	Debt extinguishment and refinancing-related costs	5	10

B	Termination benefits and other employee-related costs	67	18

C	Acquisition and divestiture-related costs	11	3

D	Impairment charges	—	15

E	Accelerated depreciation and site closure costs	5	7

F	Environmental charges	4	—

G	Other adjustments	(2)	(2)

H	Amortization of acquired intangibles	92	88

	Total adjustments	$182	$139

I	Income tax provision impacts	55	32

	Adjusted net income	$518	$374

	Adjusted diluted net income per share	$2.35	$1.68

	Diluted weighted average shares outstanding	220.4	221.9

A

Represents expenses and associated changes to estimates related to the prepayment, restructuring, and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

B

Represents expenses and associated changes to estimates related to employee termination benefits, consulting, legal and other employee-related costs associated with restructuring programs and other employee-related costs. These amounts are not considered indicative of our ongoing operating performance.

C

Represents acquisition and divestiture-related expenses and integration activities associated with our business combinations, all of which are not considered indicative of our ongoing operating performance.

D

Represents impairment charges (benefits), which are not considered indicative of our ongoing operating performance. The losses recorded during the year ended December 31, 2023 were primarily due to the decision to demolish assets at a previously closed manufacturing site during the three months ended June 30, 2023 and the then anticipated exit of a non-core business category in the Mobility Coatings segment during the three months ended March 31, 2023.

E

Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments and costs related to the closure of certain manufacturing sites, which we do not consider indicative of our ongoing operating performance.

F	Represents costs related to certain environmental remediation activities, which are not considered indicative of our ongoing operating performance.
G	Represents costs for certain non-operational or non-cash (gains) losses, unrelated to our core business and which we do not consider indicative of our ongoing operating performance.
H	Represents non-cash amortization expense for intangible assets acquired through business combinations or asset acquisitions.
I

The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, the income tax impact includes the removal of discrete income tax impacts within our effective tax rate which were benefits of $19 million and $1 million for the years ended December 31, 2024 and 2023, respectively. The tax adjustments for the years ended December 31, 2024 and 2023 include the deferred tax benefit ratably amortized into our adjusted income tax rate as the tax attribute related to a January 1, 2020 intra-entity transfer of certain intellectual property rights is realized.

A-4 AXALTA COATING SYSTEMS

APPENDIX A - NON-GAAP MEASURES

The following table reconciles cash provided by operating activities to free cash flow for the periods presented:

($ in millions)	FY 2024	FY 2023	FY 2022

Cash provided by operating activities	$ 576	$ 575	$ 294

Purchase of property, plant and equipment	(140)	(138)	(151)

Interest proceeds on swaps designated as net investment hedges	15	10	20

Free cash flow	$ 451	$ 447	$ 163

The following table calculates return on invested capital (ROIC) for the periods presented (in millions):

($ in millions)	2024	2023

Adjusted EBIT	883	707

Adjusted Tax Rate (1)	23.5%	24.1%

NOPAT (2)	675	537

Total debt, opening balance	3,504	3,704

Axalta’s shareholders’ equity, opening balance	1,727	1,454

Less: Cash and Cash Equivalents, opening balance	700	645

Invested capital, opening balance (3)	4,531	4,513

Total debt, closing balance	3,421	3,504

Axalta’s shareholders’ equity, closing balance	1,912	1,727

Less: Cash and Cash Equivalents, closing balance	593	700

Invested capital, closing balance (3)	4,740	4,531

Average invested capital	4,636	4,522

Return on invested capital (4)	14.6%	11.9%

(1)

The adjusted tax rate is determined using our effective tax rate and adjusting for the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure.

(2)	NOPAT = Adjusted EBIT, after tax
(3)	Invested capital = Debt + Shareholder Equity – Cash and Cash Equivalents
(4)	Return on invested capital = NOPAT / Average invested capital

2025 PROXY STATEMENT A-5

AXALTA
P.O. BOX 8016, CARY, NC 27512-9903

Your vote matters!

Have your ballot ready and please use one of the methods below for **easy voting:**

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Axalta Coating Systems Ltd.

Annual General Meeting of Members

For Members of record as of April 10, 2025

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 10:00 AM, Eastern Daylight Time, June 4, 2025.

Internet:
www.proxypush.com/AXTA
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

Phone:
1-866-570-1775
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

Mail:
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors

The member hereby appoints Chris Villavarayan, Carl Anderson and Alex Tablin-Wolf, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AXALTA COATING SYSTEMS LTD. that the member is entitled to vote at the Annual General Meeting of Members to be held at 10:00 AM, Eastern Daylight Time on June 4, 2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The named proxies cannot vote your shares unless you sign and date (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

P.O. BOX 8016, CARY, NC 27512-9903 Meeting Materials: Notice of Meeting and Proxy Statement & Annual Report Important Notice Regarding the Availability of Proxy Materials for the Annual General Axalta Coating Systems Ltd. Meeting of Members To Be Held On June 4, 2025 For Members of record as of April 10, Annual General Meeting of Members 2025 Wednesday, June 4, 2025 10:00 AM, Eastern Daylight Time To order paper materials, use one of the Axalta Corporate Headquarters & Global Innovation Center following methods. 1050 Constitution Avenue, Philadelphia, PA 19112 Internet: For a convenient way to view proxy materials, VOTE, and obtain www.investorelections.com/AXTA directions on how to attend the meeting, go to www.proxydocs.com/AXTA. To vote your proxy while visiting this site, you will need the 12 digit control number in the box below. Call: 1-866-648-8133 available This communication to you on the presents Internet only . This an is overview not a ballot of the . You more cannot complete use this proxy notice materials to vote that your are shares. We materials encourage before you voting to access . and review all of the important information contained in the proxy Under United States Securities and Exchange Commission rules, proxy materials do not have to E-mail: be delivered in paper. Proxy materials can be distributed by making them available on the Internet. paper@investorelections.com If requesting material by e-mail, please send a blank e-mail with the If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is 12 digit control number (located below) in the subject line. No other no charge to you for requesting a copy. In order to receive a paper package in time for this year’s requests, instructions OR other inquiries should be included with your meeting, you must make this request on or before May 23, 2025. e-mail requesting material. Your control number Have the 12 digit control number located in the box above available when you access the SEE REVERSE FOR FULL AGENDA website and follow the instructions. Copyright © 2025 BetaNXT, Inc. or its affiliates. All Rights Reserved

Axalta Coating Systems Ltd. Annual General Meeting of Members

Please make your marks like this: ☒

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	Elelction of nine directors to serve until the 2026 Annual General Meeting of Members				
		FOR	WITHHOLD		
	To vote for all directors in this section mark here:	☐	☐		FOR
	1.01 Jan A. Bertsch	☐	☐		FOR
	1.02 William M. Cook	☐	☐		FOR
	1.03 Tyrone M. Jordan	☐	☐		FOR
	1.04 Deborah J. Kissire	☐	☐		FOR
	1.05 Rakesh Sachdev	☐	☐		FOR
	1.06 Samuel L. Smolik	☐	☐		FOR
	1.07 Kevin M. Stein	☐	☐		FOR
	1.08 Chris Villavarayan	☐	☐		FOR
	1.09 Mary S. Zappone	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	Appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof	☐	☐	☐	FOR
3.	Non-binding advisory vote to approve the compensation of our named executive officers	☐	☐	☐	FOR

☐ **Check here if you would like to attend the meeting in person.**

Authorized Signatures - Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held jointly, all owners should sign. Trustees, administrators, etc., should include title and authority. Corporations and other entities should provide the full name of the corporation or other entity and title(s) of authorized person(s) signing below.

Signature (and Title if applicable) Date Signature (if held jointly) Date

Axalta Coating Systems Ltd. Annual General Meeting of Members THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ALL DIRECTORS LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 PROPOSAL 1. Elelction of nine directors to serve until the 2026 Annual General Meeting of Members 1.01 Jan A. Bertsch 1.02 William M. Cook 1.03 Tyrone M. Jordan 1.04 Deborah J. Kissire 1.05 Rakesh Sachdev 1.06 Samuel L. Smolik 1.07 Kevin M. Stein 1.08 Chris Villavarayan 1.09 Mary S. Zappone 2. Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2026 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof 3. Non-binding advisory vote to approve the compensation of our named executive officers